                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-75391

                        [FNB ROCHESTER CORP. LETTERHEAD]

                                April 2, 1999

Dear Shareholder:

       M&T Bank Corporation and FNB Rochester Corp. have agreed to a transaction in which M&T will acquire FNB Rochester through the mergers of FNB Rochester with and into a subsidiary of M&T and First National Bank of Rochester with and into M&T's subsidiary Manufacturers and Traders Trust Company.

       As a result of the merger, you will receive either $33.00 in cash or
0.06766 of a share of M&T common stock for each share of FNB Rochester common stock that you own. We expect that a maximum of 200,000 M&T shares will be issuable in the merger. You will receive cash instead of receiving any fractional shares. You will be able to elect whether you want cash or stock for your shares of FNB Rochester common stock. Elections will be limited by the requirement that 50% of the shares of FNB Rochester common stock be exchanged for M&T common stock. Therefore, the allocation of cash and shares of M&T common stock that you receive will depend on the elections of other FNB Rochester shareholders. The federal income tax consequences of the merger to you will depend on whether you receive cash, stock or a combination of cash and stock in exchange for your shares of FNB Rochester common stock.

       Shares of M&T are listed on the New York Stock Exchange under the symbol MTB. The last reported sale price of M&T common stock on the New York Stock Exchange on March 29, 1999 was $472.00 per share.

       We cannot complete the merger unless we obtain the necessary government approvals and approval of the shareholders of FNB Rochester. We have scheduled a special meeting for our shareholders to vote on the merger agreements. The meeting will be held at The Crowne Plaza Hotel, 70 State Street, Rochester, New York on May 17, 1999, at 2:00 p.m., local time.

       It is very important that your shares be voted at the meeting, regardless of whether you plan to attend in person. Your failure to vote will have the same effect as a vote against the merger. To assure that your shares are represented on this very important matter, please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope whether or not you plan to attend the meeting. If you hold shares in your own name and do attend, you may revoke your proxy and vote your shares in person at the meeting.

       This document contains a more complete description of the meeting, the terms of the merger and the procedures for electing stock or cash. We urge you to review this entire document carefully. You may also obtain information about M&T and FNB Rochester from documents filed with the Securities and Exchange Commission.

       I enthusiastically support the merger and join with the other members of our Board of Directors in recommending that you vote in favor of the merger.

                                        Sincerely,

                                         /s/ R. Carlos Carballada
                                        ------------------------
                                        R. Carlos Carballada
                                        President and Chief Executive Officer

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The shares of M&T common stock offered through the merger are not insured by the
Federal Deposit Insurance Corporation and are not deposits or other obligations of, or guaranteed by, any bank subsidiary of M&T.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Proxy Statement-Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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          The date of this Proxy Statement-Prospectus is April 2, 1999

      First mailed to FNB Rochester Shareholders on or about April 7, 1999

                               FNB ROCHESTER CORP.
                                 35 STATE STREET
                            ROCHESTER, NEW YORK 14614

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of FNB Rochester Corp. will be held at The Crowne Plaza Hotel, 70 State Street, Rochester, New York on May 17, 1999 at 2:00 p.m., local time, for the following purposes:

         1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization and the related Agreement and Plan of Merger, both dated as of December 9, 1998 by and among FNB Rochester Corp., M&T Bank Corporation and Olympia Financial Corp., a wholly owned subsidiary of M&T Bank Corporation, pursuant to which FNB Rochester Corp. would merge into Olympia Financial Corp. and each outstanding share of FNB Rochester Corp. common stock would be converted into the right to receive either $33.00 in cash or 0.06766 of a share of M&T Bank Corporation common stock (with cash to be distributed instead of issuing fractional shares), subject to the terms and conditions contained therein.

         2. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

         Only shareholders of record at the close of business on March 29, 1999 shall be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of FNB Rochester Corp. common stock entitled to vote at the meeting is required for approval of the merger.

         Information regarding voting rights and the business to be transacted at the meeting is given in the accompanying Proxy Statement-Prospectus.

         The Board of Directors of FNB Rochester Corp. unanimously recommends that shareholders vote FOR approval of the Agreement and Plan of Reorganization and the related Agreement and Plan of Merger.

                                         By Order of the Board of Directors


                                          /s/ Mariann Joyal
                                         ------------------
                                         Mariann Joyal
                                         Corporate Secretary
Rochester, New York

April 2, 1999

         Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please sign, date and promptly return the accompanying proxy card using the enclosed postage-prepaid envelope. If you are a record shareholder and for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

         This Proxy Statement-Prospectus incorporates important business and financial information about M&T and FNB Rochester that is not included in or delivered with this document. You may read and copy any materials M&T and FNB Rochester have filed with the Securities and Exchange Commission at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also visit the Commission's web site at www.sec.gov to obtain reports, proxy and information statements, and other information that M&T or FNB Rochester has filed electronically.

         Copies of any of these documents without their exhibits are also available without charge to any person to whom we deliver this Proxy Statement-Prospectus. Recipients must make a written or oral request to, in the case of information concerning M&T, M&T Bank Corporation, One M&T Plaza, Buffalo, New York 14203, attention: Clifford P. Johnson, Vice President, Corporate Reporting (telephone: (716) 842-5973); or, in the case of information concerning FNB Rochester, FNB Rochester Corp., 35 State Street, Rochester, New York 14614, attention: Mariann Joyal, Corporate Secretary (telephone: (716) 258-8704). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 10, 1999. Recipients may also obtain information about the companies from their web sites, www.mandtbank.com for M&T, and www.fn-bank.com for FNB Rochester.

                       DOCUMENTS INCORPORATED BY REFERENCE

         This Proxy Statement-Prospectus incorporates by reference the documents listed below that M&T has previously filed with the Commission:

         o M&T's Annual Report on Form 10-K for the year ended December 31, 1998; and

         o the description of M&T common stock contained in a registration statement on Form 8-A dated May 20, 1998 filed by M&T pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

         This Proxy Statement-Prospectus also incorporates by reference FNB Rochester's Annual Report on Form 10-K for the year ended December 31, 1998 that FNB Rochester has previously filed with the Commission.

         M&T and FNB Rochester also incorporate by reference additional documents that either company may file with the Commission between the date of this Proxy Statement-Prospectus and the date of the FNB Rochester special meeting. These documents may include Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This Proxy Statement-Prospectus contains forward-looking statements with respect to the financial condition, results of operations and business of M&T following the completion of the merger. M&T has made, and may continue to make, various forward-looking statements with respect to earnings per share, cash earnings per share, cost savings related to acquisitions, credit quality and other financial and business matters for 1999 and, in certain instances, subsequent periods. M&T cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements for periods after 1999 are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from those expressed in forward-looking statements. In addition to factors disclosed by M&T in documents incorporated by reference in this Proxy Statement-Prospectus and factors identified elsewhere in this Proxy Statement-Prospectus, the following factors could cause actual results to differ materially from those expressed in forward-looking statements:

         o expected cost savings from the merger cannot be fully realized or cannot be realized within the expected time frame;

         o        revenues following the merger are lower than expected;

         o competitive pressure among financial services institutions increases significantly;

         o costs or difficulties related to the integration of the business of M&T and FNB Rochester are greater than expected;

         o changes in the interest rate environment reduce interest margins;

         o general economic conditions, either nationally or in the markets in which the combined company will be doing business, are less favorable than expected;

         o legislation or regulatory requirements or changes adversely affect the business in which the combined company would be engaged; and

         o other "Future Factors" enumerated in M&T's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated in this Proxy Statement-Prospectus by reference.

         M&T's forward-looking statements speak only as of the dates on which they are made. By making forward-looking statements, M&T assumes no duty to update them to reflect new, changing or unanticipated events or circumstances, except as may be required by applicable law or regulation.

                           PROXY STATEMENT-PROSPECTUS
                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

WHERE YOU CAN FIND MORE INFORMATION............................................i
DOCUMENTS INCORPORATED BY REFERENCE............................................i
A WARNING ABOUT FORWARD-LOOKING STATEMENTS....................................ii
SUMMARY........................................................................1
MARKET PRICES AND DIVIDEND INFORMATION.........................................6
COMPARATIVE PER SHARE DATA.....................................................7
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA................................8
THE COMPANIES.................................................................10
THE FNB ROCHESTER SHAREHOLDERS'MEETING........................................11
     Date, Place and Time.....................................................11
     Record Date; Voting Rights...............................................11
     Voting and Revocation of Proxies.........................................12
     Solicitation of Proxies..................................................12
PROPOSED MERGER...............................................................12
     Background of and Reasons for the Merger; Recommendation of the Board
     of Directors.............................................................12
     Opinion of FNB Rochester's Financial Advisor.............................15
     Terms of the Merger......................................................21
     Election Procedures; Surrender of Stock Certificates.....................23
     Representations and Warranties; Conditions to the Merger; Waiver.........24
     Regulatory Approvals Needed to Complete the Merger.......................25
     Covenants; Conduct of Business Pending the Merger........................26
     Amending the Agreement...................................................27
     Effective Date of the Merger; Terminating the Agreement..................27
     Management and Operations After the Merger...............................28
     Interests of Directors and Officers in the Merger that are Different from Your Interests......................................................29
     Certain Federal Income Tax Consequences..................................31
     Resale of M&T Common Stock...............................................33
     Accounting Treatment.....................................................34
     Stock Option Agreement...................................................34
COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF M&T COMMON STOCK AND FNB
     ROCHESTER COMMON STOCK...................................................34
EXPERTS.......................................................................38
LEGAL OPINION.................................................................38
SUBMISSION OF SHAREHOLDER PROPOSALS...........................................38
APPENDIX A - AGREEMENT AND PLAN OF REORGANIZATION
             (INCLUDING AGREEMENT AND PLAN OF MERGER)
APPENDIX B - STOCK OPTION AGREEMENT
APPENDIX C - OPINION OF SANDLER O'NEILL & PARTNERS, L.P.

--------------------------------------------------------------------------------

                                     SUMMARY

         THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU IN ORDER TO UNDERSTAND FULLY THE MERGER AND TO OBTAIN A MORE COMPLETE DESCRIPTION OF THE MERGER. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE i).

THE COMPANIES (PAGE 10)

M&T BANK CORPORATION
ONE M&T PLAZA
BUFFALO, NEW YORK  14203
(716) 842-5445

     M&T Bank Corporation is a bank holding company incorporated under New York law in 1969. As of December 31, 1998, M&T had total assets of approximately $20.6 billion and total shareholders' equity of approximately $1.6 billion.

     M&T's principal banking subsidiary is Manufacturers and Traders Trust Company, which is headquartered in Buffalo, New York. Manufacturers and Traders Trust Company is commonly known by its trade name, M&T Bank, and is referred to by that name in this Proxy Statement-Prospectus. M&T Bank accounted for 98% of M&T's consolidated assets on December 31, 1998 and for virtually all of its net income in 1998. M&T also owns M&T Bank, N.A., which offers certain banking products on behalf of M&T on a national basis. Collectively, the M&T banks and their subsidiaries offer a wide range of commercial banking, trust, investment and financial services to a diverse base of consumers, businesses, professional clients, governmental entities and financial institutions located in their markets.

FNB ROCHESTER CORP.
35 STATE STREET
ROCHESTER, NEW YORK  14614
(716) 258-8704

     FNB Rochester Corp. is a bank holding company incorporated under New York law in 1984. As of December 31, 1998, FNB Rochester had total assets of approximately $588 million and total shareholders' equity of approximately $38.2 million.

     FNB Rochester's only operating subsidiary is First National Bank of Rochester. First National Bank of Rochester's primary service areas are in Rochester and surrounding communities, where it provides a wide variety of commercial banking, trust and consumer banking services to businesses and individuals.

THE MERGER (PAGE 12)

     WE HAVE ATTACHED THE MERGER AGREEMENTS TO THIS DOCUMENT AS APPENDIX A. PLEASE READ THESE AGREEMENTS. THEY ARE THE LEGAL DOCUMENTS THAT GOVERN THE MERGER.

M&T AND M&T BANK WILL BE THE SURVIVING HOLDING COMPANY AND BANK (PAGE 21)

     FNB Rochester will merge into Olympia Financial Corp., which will continue in existence as a wholly owned subsidiary of M&T. In connection with the merger, First National Bank of Rochester will merge into M&T Bank, which will be the surviving bank and will continue the banking operations of the combined bank. We hope to complete this merger on or about June 1, 1999.

YOU WILL RECEIVE EITHER $33.00 IN CASH OR 0.06766 OF A SHARE OF M&T COMMON STOCK
 FOR EACH OF YOUR FNB ROCHESTER SHARES (PAGE 22)

     As a result of the merger, you will receive for each of your FNB Rochester shares either (i) $33.00 in cash or (ii) 0.06766 of a share of M&T common stock and cash, based on the market price of M&T common stock the day before the merger, for any fractional share left over. You may elect either of these options. If you are able to exchange at least 100 FNB Rochester shares of common stock for cash and 100 shares for stock, you may elect a combination of both cash and stock.

     The amount of cash and/or stock that you receive may differ from the amounts that you elect due to the allocation and proration procedures in the merger agreements. These agreements generally provide that 50% of the FNB Rochester common stock will be converted into M&T common stock and 50% of the FNB Rochester common stock will be converted into cash.

     The market price of M&T common stock will fluctuate, altering the value of the shares of M&T common stock that you may receive in the merger. In addition, because the tax consequences of receiving the cash will differ from the tax consequences of receiving stock, you should carefully read the tax information beginning on page 31.

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                                       1

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HOW TO ELECT TO RECEIVE CASH OR STOCK AND EXCHANGE YOUR FNB ROCHESTER STOCK
 CERTIFICATES (PAGE 23)

     A form for making an election is enclosed with this document. The election form allows you to elect to receive cash or stock, or to make a mixed election or no election.

     For your election to be effective, you must return your properly completed election form, along with your FNB Rochester stock certificates or an appropriate guarantee of delivery to BankBoston, N.A., on or before 5:00 p.m. Eastern time, on May 24, 1999. Shortly after the merger, BankBoston, N.A. will allocate cash and stock among FNB Rochester shareholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions on where to surrender your FNB Rochester stock certificates from BankBoston, N.A. after the merger is completed. In any event, you should NOT forward your FNB Rochester stock certificates with your proxy cards.

     If you have a preference for receiving M&T stock and/or cash for your FNB Rochester stock, you should complete and return the enclosed election form. If you do not make an election you will be allocated M&T common stock and/or cash depending on the elections made by other shareholders. However, even if you do make an election, you might not receive the amount of cash and/or stock that you elect.

     No one associated with M&T or FNB Rochester is recommending whether you should elect to receive cash or stock in the merger. You must make your own decision with respect to your election.

DIFFERENCES IN THE RIGHTS OF M&T AND FNB ROCHESTER SHAREHOLDERS (PAGE 34)

     The rights of FNB Rochester shareholders currently are governed by FNB Rochester's Certificate of Incorporation and By-Laws, and by New York law. After the merger is completed, shareholders of FNB Rochester who receive M&T common stock in the merger will become shareholders of M&T, and therefore their rights as shareholders of M&T will be governed by M&T's Certificate of Incorporation and Bylaws, and by New York law. This means that, as a result of the merger, the rights of shareholders of FNB Rochester may change, as the rights of M&T shareholders differ in certain respects from those of shareholders of FNB Rochester.

THE FNB ROCHESTER SHAREHOLDERS' MEETING  (PAGE 11)

     The special meeting of FNB Rochester shareholders will be held at The Crowne Plaza Hotel, 70 State Street, Rochester, New York on May 17, 1999 at 2:00 p.m., local time. At the special meeting, you will be asked to approve the merger. You may vote at the special meeting if you owned FNB Rochester common stock at the close of business on March 29, 1999. You may vote in person or by returning the proxy card accompanying this Proxy Statement-Prospectus.

TWO-THIRDS VOTE REQUIRED (PAGE 11)

     Shareholder approval of the merger will require the affirmative vote of the holders of two-thirds of the shares of FNB Rochester common stock entitled to vote at the special meeting. M&T shareholders need not approve the merger.

     As of March 29, 1999, FNB Rochester's directors and executive officers and related parties had the power to vote 227,170 shares of FNB Rochester common stock, representing approximately 6.2% of the shares of FNB Rochester common stock then outstanding. Each of the directors has indicated his or her intention to vote for approval of the merger. Other than compensation paid in connection with their executive duties or service as directors of FNB Rochester, no compensation has been paid to any person who has indicated an intention to vote in favor of the merger.

     In addition, as of the same date, the trust department of First National Bank of Rochester, as fiduciary, custodian or agent, had the power to vote 61,203 shares of FNB Rochester common stock, representing approximately 1.7% of the outstanding shares of FNB Rochester common stock. The trust department will vote these shares in accordance with the terms of the respective governing documents, applicable law and the trust department's fiduciary policies. The trust department will make a determination as to how it will vote these shares following receipt of this Proxy Statement-Prospectus.

FNB ROCHESTER'S REASONS FOR THE MERGER (PAGE 14)

     FNB Rochester is proposing to merge because we believe the merger is fair and in the best interests of our company and our shareholders. After considering the continued consolidation and increased competition in the banking and financial services industry, we decided that a merger would strengthen our competitive position and create additional benefits for our shareholders and customers. We considered several merger offers and ultimately decided that M&T's offer presented the highest value for our shareholders and the best opportunities for the future of our company.

OUR RECOMMENDATION TO SHAREHOLDERS (PAGE 14)

     FNB Rochester's Board of Directors has unanimously approved the merger. The FNB Rochester Board believes that the merger is fair and in the best interests of our

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                                       2

--------------------------------------------------------------------------------

company and our shareholders. We recommend that you vote FOR approval of the merger.

THE TRANSACTION IS FAIR TO SHAREHOLDERS ACCORDING TO FNB ROCHESTER'S INVESTMENT
 ADVISOR (PAGE 15)

     In deciding to approve the merger, FNB Rochester's Board of Directors considered the opinion of its financial advisor, Sandler O'Neill & Partners, L.P., that, as of the date of the opinion, the merger consideration was fair from a financial point of view to FNB Rochester's shareholders. Sandler O'Neill has updated its opinion to the date of this Proxy Statement-Prospectus. We have attached Sandler O'Neill's updated opinion as Appendix C to this Proxy Statement-Prospectus and we urge you to read it.

ROLE OF FNB ROCHESTER DIRECTORS AFTER THE MERGER (PAGE 28)

     Following the merger, M&T will appoint R. Carlos Carballada, President, Chief Executive Officer and a Director of FNB Rochester, and Michael J. Falcone, Chairman of FNB Rochester's Board of Directors, to the Board of Directors of M&T and M&T Bank. M&T Bank will appoint the remaining directors of FNB Rochester as members of the Directors Advisory Council of the Rochester Division of M&T Bank.

WHAT WE NEED TO DO BEFORE THE MERGER IS COMPLETE  (PAGES 24 AND 25)

     Completion of the merger depends on a number of conditions being met, including the following:

o approval of the merger by the required vote of the shareholders of FNB Rochester;

o approval by the Board of Governors of the Federal Reserve System and the New York State Banking Board. M&T has received approval by the Board of Governors of the Federal Reserve. M&T has applied for, but has not yet received, the approval of the New York State Banking Board. While M&T does not know of any reason why it would not be able to obtain this approval in a timely manner, it cannot be certain when or if it will get this approval; and

o receipt by the parties of an opinion from the law firm of Arnold & Porter that the U.S. federal income tax treatment of the merger to FNB Rochester shareholders, FNB Rochester and M&T should generally be as described in this document.

     Generally, M&T and FNB Rochester can waive conditions to completion of the merger. Some of these conditions, however, cannot be waived, including shareholder and regulatory approvals and the absence of a government order prohibiting the merger.

TERMINATING THE AGREEMENT (PAGE 27)

     The merger may be terminated by M&T or FNB Rochester under some circumstances, either before or after shareholder approval. These circumstances include:

o    the mutual consent of M&T and FNB Rochester;

o the other party has materially breached the merger agreements and has not cured the breach;

o    a government agency denies an approval we need to complete the merger;

o    a court or government agency issues an order prohibiting the merger;

o    the shareholders of FNB Rochester fail to approve the merger;

o    the merger has not been completed by September 30, 1999; or

o FNB Rochester exercises its right to terminate the merger agreements upon signing a definitive agreement relating to an alternative takeover proposal so long as FNB Rochester pays $13 million to M&T and satisfies other obligations.

AMENDING THE AGREEMENT (PAGE 27)

     M&T and FNB Rochester may amend the merger agreements at any time by mutual written agreement, except that after approval by the shareholders of FNB Rochester, no waiver or amendment can change the amount of M&T common stock or cash that you would receive in the merger.

ACCOUNTING TREATMENT OF THE MERGER (PAGE 34)

     The merger will be accounted for as a purchase transaction under generally accepted accounting principles. This means that, for financial accounting purposes, M&T will treat the two companies as one company beginning as of the date of the combination. Under this method of accounting, M&T will record the fair market value of FNB Rochester's assets and liabilities on its financial statements. The difference between the purchase price of the merger and the fair market value of FNB Rochester's identifiable assets net of its liabilities will be recorded on M&T's books as "goodwill." Approximately $98 million in goodwill and identifiable intangible assets will result from accounting for the merger under the purchase method of accounting. The $98 million for goodwill and identifiable intangible assets

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                                       3

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will be amortized over periods of up to 20 years as charges to M&T's earnings.

FNB ROCHESTER STOCK OPTION AGREEMENT (PAGE 34)

     FNB Rochester, at the request of M&T, entered into a stock option agreement granting M&T an option to purchase up to 721,535 shares of FNB Rochester common stock at a price of $24 per share. FNB Rochester granted the option to increase the likelihood that M&T and FNB Rochester would complete the merger. The option agreement could discourage other companies from trying or proposing to combine with FNB Rochester before we complete the merger.

     M&T cannot exercise its option unless specified events occur that threaten completion of the merger. These events include business combination or acquisition transactions relating to FNB Rochester and certain related activities, other than the merger we are proposing in this document, like a merger or the sale of a substantial amount of assets or stock. We do not know of any event that has occurred as of the date of this document that would permit M&T to exercise its option.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR
 INTERESTS (PAGE 29)

     Some of FNB Rochester's directors and officers have interests in the merger that are different from, or in addition to, their interests as FNB Rochester shareholders. These interests include provisions in the merger agreements relating to:

o converting each of the outstanding and unexercised options under existing employment agreements to purchase FNB Rochester common stock into cash equal to the difference between $33.00 and the exercise price. As of December 31, 1998, FNB Rochester's executive officers, employees and directors held options to purchase 505,125 shares of FNB Rochester common stock at a weighted average exercise price of $13.13 per share;

o appointing Mr. R. Carlos Carballada, the President, Chief Executive Officer and a Director of FNB Rochester, and Mr. Michael J. Falcone, the Chairman of the FNB Rochester Board, as directors of M&T and M&T Bank;

o appointing FNB Rochester Directors other than Messrs. Carballada and Falcone to the Directors Advisory Council of the Rochester Division of M&T Bank for at least 24 months;

o paying certain senior officers severance payments totaling $1.9 million if they are terminated following the merger; and

o providing directors' and officers' insurance for the officers and directors of FNB Rochester and the indemnification of these individuals for events occurring before the merger, including events that are related to the merger. This indemnity and insurance will be in addition to the indemnification and insurance to which the officers and directors of M&T are entitled while acting in that capacity after the merger.

     The members of FNB Rochester's board of directors knew about these additional interests, and considered them when they approved the merger.

YOU DO NOT HAVE DISSENTERS' RIGHTS IN THE MERGER

     FNB Rochester shareholders do not have statutory dissenters' rights in relation to the merger under New York law.

YOUR EXPECTED TAX TREATMENT AS A RESULT OF THE MERGER (PAGE 31)

     M&T and FNB Rochester have structured the merger with the intent that it be treated as a reorganization for U.S. federal income tax purposes. M&T and FNB Rochester have conditioned the consummation of the merger on the receipt of a legal opinion that this should be the case. This opinion, however, will not bind the Internal Revenue Service, which could take a different view. Your federal income tax treatment will depend primarily on whether you exchange your FNB Rochester common stock for solely M&T common stock and cash received instead of a fractional share of M&T common stock, solely for cash or for a combination of M&T common stock and cash.

     EXCHANGE SOLELY FOR CASH: You generally should recognize capital gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in the shares of FNB Rochester common stock you surrender. However, if you own any shares of M&T stock immediately after the merger, either actually or through the constructive ownership rules of the Internal Revenue Code, part or all of the cash you receive may be treated as ordinary income if the exchange has the effect of a dividend to you.

     EXCHANGE SOLELY FOR STOCK AND CASH RECEIVED INSTEAD OF A FRACTIONAL SHARE OF M&T COMMON STOCK: You should not recognize gain or loss except with respect to the cash you receive instead of a fractional share of M&T Common Stock, as described below.

     EXCHANGE FOR A COMBINATION OF STOCK AND CASH: You should recognize gain equal to the amount of cash you receive -- not counting cash instead of a fractional share of M&T common stock -- or the amount of gain you realize, whichever is lower. The amount of gain you realize equals the amount of cash you receive PLUS the fair market value of

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

the M&T common stock you receive MINUS your adjusted tax basis in the shares of FNB Rochester common stock that you surrender. The gain generally should be capital gain, but part or all of it may be treated as ordinary income if the exchange has the effect of a dividend to you.

     In addition, if you receive cash instead of a fractional share of M&T common stock, you should generally recognize gain or loss measured by the difference between the amount of cash and the portion of the basis of your shares of FNB Rochester common stock allocated to the fractional share. If you recognize gain under this rule, the gain should generally be capital gain, but part or all of the cash you receive may be ordinary income for tax purposes if your receipt of the cash has the effect of a dividend to you.

     Exceptions to these conclusions or other considerations may apply. Some of them are discussed beginning on page 31. Determining the actual tax consequences of the merger to you can be complicated. Those consequences will depend on your specific situation, on whether you elect to receive stock, cash or a mix of stock and cash, on whether your election is effective or must be changed under the rules of the merger, and on many variables which are not within our control. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES AS THEY APPLY SPECIFICALLY TO YOU.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                     MARKET PRICES AND DIVIDEND INFORMATION

         M&T common stock is listed and traded on the New York Stock Exchange under the symbol "MTB". As of March 1, 1999, there were 5,124 shareholders of record of M&T common stock. FNB Rochester common stock is traded in the over-the-counter market and price quotations are reported in the Nasdaq National Market under the symbol "FNBR". As of March 29, there were 687 shareholders of record of FNB Rochester common stock.

         The table below sets forth for the periods indicated the high and low sale prices and the dividends declared per share for M&T common stock and FNB Rochester common stock.

                                           M&T                            FNB ROCHESTER
                             -------------------------------  ------------------------------------
                              HIGH        LOW     DIVIDENDS     HIGH         LOW        DIVIDENDS
                              ----        ---     ---------     ----         ---        ---------
      1997
      First Quarter           $336.00   $281.00     $0.80       $15.75      $12.00          --
      Second Quarter           343.50    303.00      0.80        15.13       12.25        $0.07
      Third Quarter            415.00    335.00      0.80        17.50       14.00          --
      Fourth Quarter           468.00    401.00      0.80        20.25       16.00         0.10

      1998
      First Quarter           $504.00   $429.00     $0.80       $22.75      $15.25        $0.08
      Second Quarter           554.00    480.00      1.00        24.50       19.75         0.08
      Third Quarter            582.00    410.00      1.00        24.88       16.00         0.08
      Fourth Quarter           539.50    400.00      1.00        33.00       16.38         0.08

      1999
      First Quarter           $518.75   $464.00     $1.00       $33.00      $31.00        $0.08
      (through March 29,1999)

The information presented in the following table reflects:

         (1) the closing price for M&T common stock and the last reported sale price for FNB Rochester common stock on December 8, 1998, the last trading day preceding the public announcement of the proposed merger;

         (2) the same information on March 29, 1999, which was the latest trading day practicable before the printing of this Proxy
Statement-Prospectus; and

         (3) the FNB Rochester common stock equivalent pro forma per share price as of December 8, 1998 and March 29, 1999. The equivalent pro forma per share price is calculated by multiplying the closing price of M&T common stock on each of these dates by the exchange ratio of 0.06766.

         The merger agreements provide that the number of issued and outstanding shares of FNB Rochester common stock that may be converted into shares of M&T common stock in the merger shall equal 50% of the total number of such FNB Rochester shares on the date the merger agreements were signed, less 50% of the number of shares of FNB Rochester common stock acquired by M&T or FNB Rochester prior to the merger. The remaining shares of FNB Rochester common stock will be converted into the right to receive $33.00 in cash per share. See "PROPOSED MERGER -Terms of the Merger."

                                                   FNB Rochester      FNB Rochester
MARKET VALUE PER SHARE:        M&T COMMON STOCK    COMMON STOCK    EQUIVALENT PRO FORMA
-----------------------        ----------------    ------------    --------------------
December 8, 1998                   $ 479.50           $ 21.75            $ 32.44
March 29, 1999                     $ 472.00           $ 32.00            $ 31.94
---------------

         We do not know what the market price of M&T common stock will be if and when the merger is completed. Because the exchange ratio is fixed and because the market price of the M&T common stock is subject to fluctuation, the value of the M&T common stock that you may receive in the merger may increase or decrease before or after the merger and could be less than or greater than $33.00, which is the amount available in a cash election. You should obtain current market quotations for M&T common stock and FNB Rochester common stock.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                           COMPARATIVE PER SHARE DATA

         The following table presents, at December 31, 1998 and for the year ended December 31, 1998, (i) historical consolidated per share data for M&T common stock and (ii) historical and equivalent historical per share data for FNB Rochester common stock.

         The equivalent per share data for FNB Rochester common stock were computed by multiplying the historical data for M&T common stock by the exchange ratio of 0.06766. As described above under "MARKET PRICES AND DIVIDEND INFORMATION," the merger agreements determine the number of shares of FNB Rochester common stock that will be converted into M&T common stock or cash in the merger.

         We do not present pro forma financial information here because FNB Rochester would not constitute a "significant subsidiary" of M&T as this term is defined in Securities and Exchange Commission rules. The information is based upon and should be read in conjunction with the historical financial statements of M&T and FNB Rochester incorporated by reference in this Proxy Statement-Prospectus.

                                               M&T            FNB ROCHESTER
                                           HISTORICAL    HISTORICAL   EQUIVALENT
                                           ----------    ----------   ----------
           Book value:
                December 31, 1998            $207.94        $10.51       $14.07
           Cash Dividends Declared:
                December 31, 1998              $3.80         $0.32        $0.26
           Diluted Earnings:
                December 31, 1998             $26.16         $1.32        $1.77
           Basic Earnings
                December 31, 1998             $27.30         $1.39        $1.85

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         The following tables set forth certain selected historical consolidated financial data for M&T and FNB Rochester. Certain of these selected financial data for the five years ended December 31, 1998 are derived from the respective audited consolidated financial statements of M&T and FNB Rochester. This summary should be read in connection with the financial statements and other financial information included in documents incorporated in this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

                                              M&T BANK CORPORATION
                                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    YEARS ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------

                                                    1998         1997         1996         1995         1994
                                                    ----         ----         ----         ----         ----
SUMMARIZED INCOME STATEMENT DATA:
    Net interest income                            $664,291     $556,868     $531,024     $486,424     $468,140
    Provision for possible credit losses             43,200       46,000       43,325       40,350       60,536
    Other income                                    270,595      193,067      170,248      149,538      123,739
    Other expense                                   566,123      421,776      408,978      374,439      336,862
    Income taxes                                    117,589      105,918       97,866       90,137       77,186
          Net income                               $207,974     $176,241     $151,103     $131,036     $117,295
PER COMMON SHARE DATA:
    Basic net income                                 $27.30       $26.60       $22.54       $19.61       $16.90
    Diluted net income                                26.16        25.26        21.08        17.98        15.73
    Book value                                       207.94       155.86       135.45       125.33       103.02
    Cash dividends                                     3.80         3.20         2.80         2.50         2.20
WEIGHTED AVERAGE NUMBER OF SHARES:
    Basic                                             7,619        6,625        6,663        6,499        6,729
    Diluted                                           7,950        6,977        7,170        7,288        7,459
AVERAGE BALANCE SHEET DATA:
    Total assets                                $18,309,436  $13,308,559  $12,478,666  $11,484,754  $10,025,421
    Total borrowings                              2,758,130    1,184,864    1,310,784    1,569,514    1,849,818
    Shareholders' equity                          1,500,677      953,021      863,133      782,520      723,202

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                               FNB ROCHESTER CORP.
                                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    YEARS ENDED DECEMBER 31,
                                           ---------------------------------------------------------------------

                                                1998           1997          1996          1995         1994
                                                ----           ----          ----          ----         ----
SUMMARIZED INCOME STATEMENT DATA:
    Net interest income                       $22,722        $20,785        $18,686      $16,985      $15,062
    Provision for possible credit losses          150             55              0            0         (43)
    Other income                                4,330          3,409          3,807        2,640        2,785
    Other expense                              20,138         17,494         16,650       15,577       16,236
    Income taxes                                1,728          2,126          1,710        1,194        (283)
         Net income                            $5,036         $4,519         $4,133       $2,854       $1,937
PER COMMON SHARE DATA:
    Basic net income                            $1.39          $1.26          $1.16        $0.80        $0.58
    Diluted net income                           1.32           1.21           1.13         0.79         0.58
    Book value                                  10.51           9.48           8.19         7.24         5.99
    Cash dividends                               0.32           0.17           0.05         0.00         0.00
WEIGHTED AVERAGE NUMBER OF SHARES:
    Basic                                       3,612          3,581          3,570        3,569        3,311
    Diluted                                     3,804          3,746          3,663        3,596        3,317
AVERAGE BALANCE SHEET DATA:
    Total assets                             $559,166       $484,734       $414,316     $364,086     $313,155
    Total borrowings                          $24,425          6,111          1,983        6,476        2,927
    Shareholders' equity                      $36,125         31,466         27,166       23,456       19,092

--------------------------------------------------------------------------------

                                  THE COMPANIES

M&T BANK CORPORATION

         M&T Bank Corporation ("M&T") is a New York business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and under Article III-A of the New York State Banking Law. M&T was incorporated in November 1969. As of December 31, 1998, M&T had total consolidated assets of $20.6 billion and total shareholders' equity of $1.6 billion. M&T's two wholly owned banking subsidiaries are Manufacturers and Traders Trust Company ("M&T Bank"), with its principal executive offices in Buffalo, New York, and M&T Bank, National Association, with its main office at 48 Main Street, Oakfield, New York 14125. Collectively, the banks and their subsidiaries offer a wide range of commercial banking, trust and investment services to their customers.

         M&T Bank is a banking corporation incorporated and chartered under New York law. M&T Bank is a member of the Federal Reserve System and the Federal Home Loan Bank System, and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable limits. As of December 31, 1998, M&T Bank represented 98% of the consolidated assets of M&T. As of March 1, 1999, M&T Bank had 223 banking offices located throughout New York State and 19 banking offices located in northeastern Pennsylvania plus a branch in Nassau, The Bahamas. As a commercial bank, M&T Bank offers a broad range of financial services to a diverse base of consumers, businesses, professional clients, governmental entities and financial institutions located in its markets. Lending is largely focused on consumers residing in New York State and on New York-based small and medium-size businesses. However, certain of M&T Bank's subsidiaries conduct lending activities in markets outside of New York State. M&T Bank also provides other financial services through its operating subsidiaries, including a consumer credit company, a mortgage banking subsidiary, a company specializing in capital-equipment leasing, a company engaged in commercial real estate lending and servicing activities, a company providing securities brokerage and investment advisory services and a consumer leasing company.

         M&T Bank, N.A. is a national bank and a member of the Federal Reserve System, and its deposits are insured by the FDIC up to applicable limits. M&T Bank, N.A. commenced operations on October 2, 1995 and offers selected deposit, loan and insurance products on a nationwide basis, primarily through telephone marketing and direct mail techniques. As of December 31, 1998, M&T Bank, N.A. had total assets of $629 million.

         From time to time, M&T investigates and holds discussions and negotiations in connection with possible strategic transactions with other banks and financial services entities. As of the date of this Proxy Statement-Prospectus, M&T has not entered into any agreements or understandings in any transactions of the type referred to above except for the transactions described in this document and in documents incorporated in this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE." If required under applicable law, or New York Stock Exchange ("NYSE") policy, any such transactions would be subject to regulatory approval and the approval of shareholders.

         For additional information concerning the business of M&T and its financial condition, you should refer to the M&T documents incorporated in this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

OLYMPIA FINANCIAL CORP.

         Olympia Financial Corp. ("Olympia"), a wholly owned subsidiary of M&T, is a Delaware corporation that holds the stock of M&T Bank and is registered as a bank holding company under the Bank Holding Company Act. Its registered office is located at 1209 Orange Street, Wilmington, Delaware 19801.

FNB ROCHESTER CORP.

         FNB Rochester Corp. is a New York corporation registered as a bank holding company under the Bank Holding Company Act. As of December 31, 1998, FNB Rochester had total assets of $588 million and shareholders' equity of $38.2 million. FNB Rochester has one wholly owned subsidiary bank, First National Bank of Rochester ("FNB Bank"), a national banking association.

         FNB Bank offers diversified financial services through 17 banking offices in the upstate New York communities of Rochester, Buffalo, Syracuse and Elmira. The principal business of FNB Bank is to accept deposits from the general public and to invest those deposits, together with funds from borrowings and ongoing operations, in commercial, consumer and residential mortgage loans. FNB Bank concentrates its efforts in the retail, municipal and commercial banking businesses. FNB Bank offers a variety of deposit and loan products and trust services designed to meet the needs of residents and businesses of its market areas, as well as brokerage services, non-insured mutual funds and annuities through Raymond James Financial Services, Inc.

         For additional information concerning the business of FNB Rochester and its financial condition, you should refer to FNB Rochester's documents incorporated in this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

                     THE FNB ROCHESTER SHAREHOLDERS' MEETING

DATE, PLACE AND TIME

         The special meeting of FNB Rochester shareholders will be held at The Crowne Plaza Hotel, 70 State Street, Rochester, New York on May 17, 1999 at 2:00 p.m., local time.

RECORD DATE;  VOTING RIGHTS

         The close of business on March 29, 1999 has been fixed as the date for purposes of determining shareholders entitled to notice of, and to vote at, the special meeting (the "Record Date"). On the Record Date, there were issued and outstanding 3,654,593 shares of FNB Rochester common stock entitled to vote at the special meeting. The shareholders of FNB Rochester on the Record Date will be entitled to one vote for each share of FNB Rochester common stock held of record with respect to the merger and any other matter properly submitted at the special meeting. The affirmative vote by holders of two-thirds of the outstanding shares of FNB Rochester common stock entitled to vote at the special meeting is required to approve the merger agreements. In order for the special meeting to take place, holders of a majority of FNB Rochester common stock must attend the meeting either in person or by proxy.

         FNB Rochester intends to count shares of FNB Rochester common stock present in person at the special meeting but not voting, and shares of FNB Rochester common stock for which it has received proxies but with respect to which holders of such shares have abstained on any matter, as present at the special meeting for purposes of determining whether a quorum exists. However, because approval of the merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of FNB Rochester common stock entitled to vote on the merger, such nonvoting shares and abstentions will have the same effect as a vote against the merger. In addition, under applicable exchange rules, brokers who hold shares of FNB Rochester common stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the merger without specific instructions to that effect from such customers. Accordingly, the failure of such customers to provide instructions with respect to their shares of FNB Rochester common stock to their broker will have the effect of a vote against the merger. Such "broker non-votes," if any, will be counted as present for determining the presence or absence of a quorum for the transaction of business.

         As of March 29, 1999, FNB Rochester's directors and executive officers and related parties had the power to vote 227,170 shares of FNB Rochester common stock, representing approximately 6.2% of the shares of FNB Rochester common stock then outstanding. Each of the directors has indicated his or her intention to vote for approval of the merger. Other than compensation paid in connection with their executive duties or service as directors of FNB Rochester, no compensation has been paid to any person who has indicated an intention to vote in favor of the merger.

         In addition, as of the same date, the trust department of FNB Bank, as fiduciary, custodian or agent, had the power to vote 61,203 shares of FNB Rochester common stock, representing approximately 1.7% of the then outstanding FNB Rochester common stock. The trust department of FNB Bank will vote these shares in accordance with the terms of the respective governing documents, applicable law and the trust department's fiduciary policies. The trust department will make a determination as to how it will vote these shares following receipt of this Proxy Statement-Prospectus.

VOTING AND REVOCATION OF PROXIES

         Shares of FNB Rochester common stock represented by a proxy properly signed and returned at or prior to the special meeting and not subsequently revoked prior to the vote will be voted at the special meeting in accordance with the instructions on the proxy. If a proxy is signed and returned without indicating any voting instructions, the shares of FNB Rochester common stock represented by the proxy will be voted FOR approval of the merger.

         Any shareholder giving a proxy may revoke it at any time before it is exercised. In order to revoke a proxy, the shareholder must either give written notice of such revocation to the Secretary of FNB Rochester or to the Secretary of the special meeting or vote the shares of FNB Rochester common stock subject to such proxy by a later dated proxy or by written ballot at the special meeting. Written notices of revocation may be directed to: Mariann Joyal, Corporate Secretary, FNB Rochester Corp., 35 State Street, Rochester, New York 14614. The presence at the special meeting of any shareholder who has given a proxy will not, in and of itself, revoke the proxy. Any shareholder of record attending the special meeting may vote in person whether or not a proxy has been previously given.

         The Board of Directors of FNB Rochester is not aware of any other business to be acted upon at the special meeting other than the merger. If other matters are duly brought before the special meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on these matters according to their best judgment. The persons named as proxies by a shareholder may propose and vote for one or more adjournments or postponements of the special meeting to permit another solicitation of proxies in favor of the merger, but no proxy voted against the merger will be voted in favor of any such adjournment or postponement.

SOLICITATION OF PROXIES

         In addition to solicitation of proxies by mail, FNB Rochester's directors, officers and regular employees may also solicit proxies, without additional compensation to such directors, officers or regular employees and at a nominal cost to FNB Rochester. Brokerage houses, nominees, fiduciaries and other custodians have been requested to forward proxy materials to beneficial owners of FNB Rochester common stock and such parties will be reimbursed for the expenses incurred by them. FNB Rochester has retained Regan & Associates, Inc., to assist in the solicitation of proxies. It is anticipated that the fee of such firm will not exceed $5,000 plus reasonable out-of-pocket costs and expenses authorized by FNB Rochester. FNB Rochester will bear its own expenses in connection with the solicitation of proxies, except that M&T and FNB Rochester each will bear 50% of all printing and mailing costs and filing fees associated with this Proxy Statement-Prospectus.

                                 PROPOSED MERGER

         This section of the Proxy Statement-Prospectus describes material aspects of the merger. The description of the merger agreements and the stock option agreement entered into between M&T and FNB Rochester ("Stock Option Agreement") contained in this section does not purport to be complete and is qualified in its entirety by reference to the merger agreements and the Stock Option Agreement, which are attached as Appendix A and Appendix B, respectively, to this Proxy Statement-Prospectus and are incorporated in this document by reference. You should read the merger agreements and the Stock Option Agreement carefully and in their entirety.

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF
DIRECTORS

         BACKGROUND

         M&T. Over the years, M&T has sought to develop a major commercial and retail banking franchise, centered in Buffalo and operating throughout New York State, including the Rochester, New York area. Since the beginning of 1990, M&T Bank has experienced significant growth through federally-assisted acquisitions of assets and liabilities of failed thrift institutions and through unassisted mergers with, and acquisitions of, depository institutions. In 1990, M&T Bank, in two federally-assisted transactions, purchased certain assets and assumed certain liabilities of Monroe Savings Bank, FSB, Rochester, New York and Empire Federal Savings Bank of America, Buffalo, New York. In 1991, M&T purchased certain assets and assumed certain liabilities of Goldome, a Buffalo, New York savings bank, from the FDIC as receiver. In 1992, M&T acquired Central Trust Company, Rochester, New York, and Endicott Trust Company, Endicott, New York, both banks being merged into M&T

Bank. In 1994, M&T acquired Ithaca Bancorp, Inc., Ithaca, New York, and its subsidiary, Citizens Savings Bank, F.S.B. In 1998, M&T acquired ONBANCorp, Inc., Syracuse, New York, and its subsidiaries, OnBank & Trust Co. and Franklin First Savings Bank.

         The following table summarizes the loans and deposits acquired in these transactions at the time the transactions were completed:

                                                         LOANS         DEPOSITS
                                                         -----         --------
                                                        (IN BILLIONS OF DOLLARS)
         Monroe Savings Bank, FSB.....................    $0.4           $0.5
         Empire Federal Savings Bank of America.......     0.5            1.2
         Goldome......................................     1.0            2.2
         Central Trust Company........................     0.8            1.0
         Endicott Trust Company.......................     0.2            0.3
         Ithaca Bancorp Inc...........................     0.4            0.3
         ONBANCorp., Inc..............................     3.0            3.8

         In addition, since 1994, M&T Bank has acquired a number of branches from other financial institutions in New York State.

         Consistent with M&T's interest in the Rochester market, as reflected in the Monroe Savings Bank, FSB, Central Trust Company and ONBANCorp, Inc. acquisitions just described, M&T identified FNB Rochester as a potential merger target. M&T concluded that FNB Rochester would provide the opportunity to expand M&T's Rochester franchise and recognize cost savings.

         M&T continues to explore other market expansion opportunities within New York and nearby states and has had discussions with and responded to inquiries from a number of other financial institutions in addition to those discussed above. Except for the acquisitions discussed above, however, none of the discussions has led to an agreement on the terms of a potential transaction.

         FNB ROCHESTER.

         THE FNB ROCHESTER BOARD'S DETERMINATION TO MERGE. The management of FNB Rochester conducts an annual review of its strategic alternatives. During early 1998 through mid-1998, management was directed by the FNB Rochester Board to prepare analyses of various growth scenarios and to identify potential acquisition candidates or branching opportunities. During this period, several meetings of the FNB Rochester Board were held to discuss and consider the viability of such growth strategies and the potential financial effects that could be achieved by their implementation. In July 1998, after consideration of various growth strategies, FNB Rochester determined that the best course of action was to assess the value of FNB Rochester's franchise and begin to explore a strategic combination with a partner that would complement FNB Rochester's operations and result in a more efficient organization with greater prospects for growth and enhanced financial results.

         At a meeting of the FNB Rochester Board on July 28, 1998, R. Carlos Carballada, FNB Rochester's President and Chief Executive Officer, was authorized to seek the guidance of a financial advisor to assist FNB Rochester in assessing its value and identifying potential acquirers. At a meeting of the FNB Rochester Board on August 13, 1998, Sandler O'Neill & Partners, L.P., FNB Rochester's financial advisor, presented a detailed financial analysis of the projected financial results of FNB Rochester and the imputed value of FNB Rochester common stock (a) on a stand-alone basis and (b) in comparison to recent merger pricing of similarly situated institutions. Prior to the August 13, 1998 meeting, Mr. Carballada was contacted by the chief executive officer of a financial institution headquartered in western New York (the "Other Bank"). Mr. Carballada had previously met with the chief executive officer of the Other Bank to generally discuss the interests of each party in a strategic merger. After discussing such contact with the FNB Rochester Board at the meeting held on August 13, 1998, the FNB Rochester Board authorized Mr. Carballada and Stacy Campbell, FNB Rochester's Chief Financial Officer, to hold further discussions with the executive officers of the Other Bank.

         FNB ROCHESTER'S NEGOTIATIONS WITH THE OTHER BANK. During late August 1998 and early September 1998, several meetings were held between representatives of the Other Bank and FNB Rochester which resulted in customary confidentiality agreements being executed on September 8, 1998 and a preliminary written proposal by the Other Bank in late September. On September 29, 1998, the FNB Rochester Board met to consider the preliminary proposal of the Other Bank and rejected it primarily due to the inadequacy of the value offered. During October and November 1998, FNB Rochester representatives met several times with representatives of the Other Bank which resulted in several further proposals from the Other Bank, each of which was successively higher in value.

         FNB ROCHESTER'S NEGOTIATIONS WITH M&T. FNB Rochester had long been aware of M&T because of M&T's significant presence in Rochester and the surrounding market areas. While FNB Rochester was engaged in discussions with the Other Bank, it received an indication of interest from M&T to acquire FNB Rochester at a price higher than the offer made by the Other Bank and on other terms that were generally as favorable to shareholders. On November 22, 1998, a special meeting of the FNB Rochester Board was held to consider developments with M&T and it was determined to suspend negotiations with the Other Bank and authorize Sandler O'Neill to solicit interest from other institutions that would likely be interested in acquiring FNB Rochester and would have the resources to complete such an acquisition. The FNB Rochester Board determined that any such solicitation process should be conducted by Sandler O'Neill so as to contact the largest number of potential acquirers while minimizing the potential for severe disruptions to FNB Rochester's business that could result from a leak of information that FNB Rochester was engaged in merger discussions. Immediately following the meeting, Sandler O'Neill contacted 11 other financial institutions to determine their interest in acquiring FNB Rochester. These contacts resulted in eight institutions and M&T executing confidentiality agreements and receiving confidential FNB Rochester data. On November 30, 1998, the Other Bank, M&T and two of the other eight institutions that had executed confidentiality agreements submitted acquisition proposals.

         At a special meeting of the FNB Rochester Board on December 1, 1998, Sandler O'Neill presented a detailed financial analysis of each proposal and the FNB Rochester Board again reviewed with legal counsel their fiduciary duties to stockholders in the context of a merger transaction involving FNB Rochester. The FNB Rochester Board determined to conduct further negotiations with the two highest bidders, consisting of the Other Bank and M&T. After such meeting, negotiations with both parties occurred which resulted in M&T enhancing its offer to the currently proposed $33 per share offer, which exceeded the then-current value of the proposal from the Other Bank. On December 2, 1998, a special meeting of the FNB Rochester Board was held at which the proposed terms of M&T's offer were approved and the officers and advisors of FNB Rochester were authorized to negotiate a final merger agreement. During December 2 through December 9, 1998, the merger agreements were negotiated. On December 8, 1998, the FNB Rochester Board met to further consider the proposed terms of the merger agreements. Additional negotiations took place through the morning of December 9, 1998, and, at an FNB Rochester Board meeting that morning, the FNB Rochester Board approved the final terms of the merger agreements.

         FNB ROCHESTER'S REASONS FOR THE MERGER; RECOMMENDATION OF THE FNB ROCHESTER BOARD

         The FNB Rochester Board believes that the terms of the merger agreements, which are the product of arm's-length negotiations between representatives of FNB Rochester and M&T, are fair and in the best interests of FNB Rochester and its shareholders. In the course of reaching its determination, the FNB Rochester Board consulted with legal counsel with respect to its legal duties, the terms of the merger agreements and the issues related thereto. The FNB Rochester Board also consulted with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view; and with senior management regarding, among other things, operational matters.

         In reaching its determination to approve the merger, the FNB Rochester Board considered the following:

         (1) that Sandler O'Neill had solicited several offers from other possible acquirers to determine whether other institutions would be interested in acquiring FNB Rochester and the terms of such offers. The FNB Rochester Board found that M&T's offer presented a higher value of consideration than all other offers and believed that most FNB Rochester shareholders would desire M&T's offer to structure the merger as a potentially tax-deferred transaction in which they could elect to receive either cash or shares of M&T.

         (2) information with respect to the financial condition, results of operations, cash flow, businesses and prospects of FNB Rochester. In this regard, the FNB Rochester Board analyzed the options of selling FNB Rochester or continuing on a stand-alone basis. The range of values in a merger were determined to generally exceed the present value of shares of FNB Rochester common stock on a stand-alone basis.

         (3) the strength of M&T's management, the strength of its recent financial performance and the performance of the market value of M&T common stock.

         (4) the written opinion of Sandler O'Neill that, as of December 9, 1998, the consideration to be received by shareholders of FNB Rochester pursuant to the merger agreements was fair to FNB Rochester shareholders from a financial point of view. See "-Opinion of FNB Rochester's Financial Advisor."

         (5) the current operating environment, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries and the prospect for further changes in these industries.

         (6) the terms of the merger agreements and that M&T required FNB Rochester to enter into the Stock Option Agreement as a condition to entering the merger agreements.

         (7) the detailed financial analyses, pro forma and other information with respect to FNB Rochester and M&T as presented by Sandler O'Neill, as well as the FNB Rochester Board's knowledge of FNB Rochester, M&T and their respective businesses. In this regard, the latest publicly-available financial and other information for FNB Rochester and M&T were analyzed, including a comparison to publicly-available financial and other information for other similar financial institutions.

         (8) the likelihood of the merger and related transactions being approved by the appropriate regulatory authorities, including factors such as market share analyses, M&T's Community Reinvestment Act rating at that time and the estimated pro forma financial impact of the transaction on M&T. See "-Regulatory Approvals Needed to Complete the Merger."

         (9) that M&T's charitable foundation provides generous support to charities in the areas in which M&T does business and thus will provide support to areas in which FNB Rochester does business.

         The foregoing discussion of the information and factors considered by the FNB Rochester Board is not intended to be exhaustive, but constitutes all material factors considered by the FNB Rochester Board. In reaching its determination to approve and recommend the merger agreements, the FNB Rochester Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently.

         The FNB Rochester Board believes that the merger is in the best interests of FNB Rochester and its shareholders. ACCORDINGLY, THE FNB ROCHESTER BOARD UNANIMOUSLY RECOMMENDS THAT FNB ROCHESTER'S SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENTS.

OPINION OF FNB ROCHESTER'S FINANCIAL ADVISOR

         By letter agreement dated as of November 12, 1998, FNB Rochester retained Sandler O'Neill as an independent financial advisor in connection with FNB Rochester's consideration of a possible business combination. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

         Sandler O'Neill acted as financial advisor to FNB Rochester in connection with the merger and participated in certain of the negotiations leading to the merger agreements. In connection with Sandler O'Neill's engagement, the FNB Rochester Board also requested Sandler O'Neill to render its opinion as to the fairness, from a financial point of view, of the Merger Consideration (as described in "-Terms of the Merger") to the FNB Rochester shareholders. Representatives of Sandler O'Neill attended the FNB Rochester Board meeting on December 8, 1998 at which the FNB Rochester Board considered the merger agreements and delivered to the FNB Rochester Board its oral opinion that, as of such date, the Merger Consideration was fair, from a financial point of view, to the FNB Rochester shareholders. Sandler O'Neill subsequently confirmed its opinion in writing on December 9, 1998. Sandler O'Neill has also delivered to the FNB Rochester Board a written opinion dated the date of this Proxy Statement-Prospectus (the "Sandler Opinion") which is substantially identical to the December 9, 1998 opinion. THE FULL TEXT OF THE SANDLER OPINION IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS. THE

SANDLER OPINION OUTLINES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SANDLER O'NEILL IN RENDERING ITS OPINION. THE SANDLER OPINION IS INCORPORATED BY REFERENCE INTO THIS DESCRIPTION OF THE OPINION AND THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SANDLER OPINION. FNB ROCHESTER SHAREHOLDERS ARE URGED TO CAREFULLY READ THE SANDLER OPINION IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

         THE SANDLER OPINION WAS DIRECTED TO THE FNB ROCHESTER BOARD AND WAS PROVIDED TO THE FNB ROCHESTER BOARD FOR ITS INFORMATION IN CONSIDERING THE MERGER. THE SANDLER OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO FNB ROCHESTER SHAREHOLDERS. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF FNB ROCHESTER TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY FNB ROCHESTER SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER RELATED MATTER.

         In rendering its December 9, 1998 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.

         In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of FNB Rochester, M&T and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the FNB Rochester Board at the December 8, 1998 meeting. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of FNB Rochester common stock or M&T common stock or the prices at which FNB Rochester common stock or M&T common stock may be sold at any time.

         SUMMARY OF PROPOSAL

         Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of M&T common stock on December 7, 1998 of $488.50, an exchange ratio of 0.06766 shares of M&T common stock for each share of FNB Rochester common stock and 50% of the aggregate consideration being paid in cash and the remaining 50% in M&T common stock, Sandler O'Neill calculated an implied transaction value per share of FNB Rochester common stock of $33.03. The implied aggregate transaction value was $129.9 million, based upon the implied transaction value of $33.03 per share and 3,932,317 million fully diluted shares of FNB Rochester common stock outstanding, which was determined using the treasury stock method at the implied value. Based upon the implied transaction value and FNB Rochester's September 30, 1998 financial information, Sandler O'Neill calculated the following ratios:

         Transaction value/Tangible book value                  3.19x
         Transaction value/Book value                           3.19x
         Transaction value/Last twelve months EPS               25.4x
         Transaction value/Projected 1999 EPS                   25.5x
         Tangible book premium/deposits                         18.6%

For purposes of Sandler O'Neill's analyses, earnings per share were based on diluted earnings per share. Sandler O'Neill noted that the implied transaction value represented a 51.9% premium over the December 7, 1998 closing price of FNB Rochester common stock of $21.75.

         STOCK TRADING HISTORY

         Sandler O'Neill reviewed the history of the reported trading prices and volume of FNB Rochester common stock and M&T common stock, and the relationship between the movements in the prices of FNB Rochester common stock and M&T common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and, in the case of FNB Rochester, the median performance of a composite group of publicly traded regional commercial banks selected by Sandler O'Neill and, in the case of M&T, the median performance of a composite group of larger regional commercial banks selected by Sandler O'Neill. During the one year period ended December 4, 1998, each of the FNB Rochester common stock and the M&T common stock outperformed the Nasdaq Bank Index and its composite peer group and underperformed the S&P 500 Index.

         COMPARABLE COMPANY ANALYSIS

         Sandler O'Neill used publicly available information to compare selected financial and market trading information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples, for FNB Rochester and two groups of commercial banks listed in the table below. The first group, the "Regional Group," consisted of FNB Rochester and thirteen publicly traded regional commercial banks. Sandler O'Neill also compared FNB Rochester to a "Highly Valued Group," a group of nine publicly traded commercial banks which had a return on average equity (based on last twelve months' earnings) of greater than 17% and a price to tangible book value of greater than 230%. The analysis compared publicly available financial information for FNB Rochester and the median data for each of the Regional Group and the Highly Valued Group as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the twelve months ended September 30, 1998.

                  BANKS IN THE FNB ROCHESTER COMPARABLE GROUPS

         REGIONAL GROUP                            HIGHLY VALUED GROUP
         --------------                            -------------------
         State Bancorp, Inc.                       Great Southern Bancorp, Inc.
         CNB Financial Corp.                       Bank of Commerce
         Tompkins County Trustco, Inc.             Tompkins County Trustco, Inc.
         Interchange Financial Services Corp.      S.Y. Bancorp, Inc.
         Broad National Bancorporation             Centennial Bancorp
         First United Corp.                        Summit Bancshares, Inc.
         Sun Bancorp, Inc.                         City Bank
         Vista Bancorp, Inc.                       Belmont Bancorp.
         Iroquois Bancorp, Inc.                    Oak Hill Financial, Inc.
         First of Long Island Corp.
         Republic First Bancorp, Inc.
         Center Bancorp Inc.
         Columbia Bancorp

         Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for M&T and two different groups of commercial banks listed in the table below. The first group, the "Peer Group," consisted of M&T and five regional commercial banks. Sandler O'Neill also compared M&T to a "Large Highly Valued Group," a group of seven publicly traded commercial banks which had a return on average equity (based on last twelve months' earnings) of greater than 17% and a price to tangible book value of greater than 265%. The analysis compared publicly available financial information for M&T and the median data for each of the Peer Group and the Large Highly Valued Group as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the twelve months ended September 30, 1998.

                       BANKS IN THE M&T COMPARABLE GROUPS

         PEER GROUP                           LARGE HIGHLY VALUED GROUP
         ----------                           -------------------------
         Mellon Bank Corp.                    Summit Bancorp.
         HSBC Americas, Inc.                  Northern Trust Corp.
         Summit Bancorp.                      Huntington Bancshares Inc.
         European American Bank               AmSouth Bancorporation
         North Fork Bancorporation, Inc.      First Tennessee National Corp.
                                              Compass Bancshares, Inc.
                                              Old Kent Financial Corp.

         No company included in the above analysis is identical to M&T or FNB Rochester. Accordingly, an analysis of comparable companies is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of M&T and FNB Rochester and the companies to which they are being compared.

         ANALYSIS OF SELECTED MERGER TRANSACTIONS

         Sandler O'Neill reviewed certain other merger or acquisition transactions announced from January 1, 1998 to December 4, 1998 involving publicly traded commercial banks as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 194 transactions announced nationwide ("Nationwide Transactions") and 22 transactions announced in the Mid-Atlantic region, which was comprised of Delaware, Washington, D.C., Pennsylvania, Maryland, New Jersey, New York and Puerto Rico ("Regional Transactions"). Sandler O'Neill reviewed the ratios of transaction value to last four quarters' earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, transaction value to total deposits and transaction value to total assets and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. These multiples were applied to FNB Rochester's financial information as of and for the twelve months ended September 30, 1998. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of FNB Rochester common stock of $26.56 to $43.13 based upon the median multiples for Nationwide Transactions and $30.82 to $44.25 based upon the median multiples for Regional Transactions. As calculated by Sandler O'Neill, the implied transaction value per share of FNB Rochester common stock in the merger was $33.03.

                                         NATIONWIDE TRANSACTIONS                REGIONAL TRANSACTIONS
                                     MEDIAN MULTIPLE    IMPLIED VALUE     MEDIAN MULTIPLE    IMPLIED VALUE
Deal price/LTM EPS                        22.67x           $29.46               29.63x           $38.52
Deal price/Est.1999 net income(1)         22.67x            26.56               29.63x            34.72
Deal price/Book value                      2.94x            30.45                2.98x            30.82
Deal price/Tangible book value             3.03x            31.34                2.98x            30.82
Deal price/Total deposits                 33.01%            43.13               33.87%            44.25
Tangible book premium/Core deposits       26.03%            42.15               26.34%            42.53
Deal price/Total assets                   28.30%            42.17               28.42%            42.35

(1) Imputed value discounted at 10.50% discount rate.

         Sandler O'Neill noted that, due to the overall decline in stock prices in the second half of 1998, the effective multiples for pending stock transactions had decreased significantly from the multiples calculated at announcement of the transactions. To illustrate this multiple compression, Sandler O'Neill reviewed pending transactions announced from January 1, 1998 to December 4, 1998 involving commercial banks as acquired institutions with transaction values greater than $15 million that were to be accounted for as poolings of interest, which requires that the transaction consideration was payable entirely in stock. Sandler O'Neill identified 81 such transactions nationwide ("Market-Adjusted Nationwide Transactions") and 13 such transactions in the Mid-Atlantic region ("Market-Adjusted Regional Transactions"). Sandler O'Neill reviewed the ratios of transaction values as of December 4, 1998 to last four quarters' earnings, transaction value to book value and transaction value to tangible book value, and computed high, low, mean, and median ratios for the respective groups of transactions at the time of announcement and the effective values as of December 4, 1998. These multiples were applied to FNB Rochester's financial information as of and for the twelve months ended September 30, 1998. As illustrated in the following table, based upon the median multiples for Market-Adjusted Nationwide Transactions, Sandler O'Neill derived an imputed range of values per share of FNB Rochester common stock of $30.26 to $32.25 at the time of announcement and $28.94 to $31.48 as of December 4, 1998. Based upon the median multiples for Market-Adjusted Regional Transactions, Sandler O'Neill derived an imputed range of values per share of FNB Rochester common stock of $33.66 to $36.87 at the time of announcement and $30.55 to $32.89 as of December 4, 1998. As calculated by Sandler O'Neill, the implied transaction value per share of FNB Rochester common stock in the merger was $33.03.

                                                 MARKET-ADJUSTED NATIONWIDE TRANSACTIONS
                                           AT ANNOUNCEMENT                     AT DECEMBER 4, 1998
                                 MEDIAN MULTIPLE      IMPLIED VALUE      MEDIAN MULTIPLE    IMPLIED VALUE
Deal price/LTM EPS                     23.28x             $30.26              22.26x           $28.94
Deal price/Book value                   2.93x              30.28               2.84x            29.34
Deal price/Tangible book value          3.12x              32.25               3.04x            31.48

                                                 MARKET-ADJUSTED REGIONAL TRANSACTIONS
                                           AT ANNOUNCEMENT                     AT DECEMBER 4, 1998
                                 MEDIAN MULTIPLE      IMPLIED VALUE      MEDIAN MULTIPLE    IMPLIED VALUE
Deal price/LTM EPS                     28.37x             $36.87              25.30x           $32.89
Deal price/Book value                   3.26x              33.66               2.95x            30.55
Deal price/Tangible book value          3.26x              33.70               3.02x            31.22

         No company involved in the transactions included in the above analysis is identical to M&T or FNB Rochester and no transaction included in the above analysis is identical to the merger. Accordingly, an analysis of comparable transactions is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of M&T and FNB Rochester and the companies to which they are being compared.

         DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS

         Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of FNB Rochester through the year 2002 under various circumstances, assuming FNB Rochester's current dividend payout ratio and that FNB Rochester performed in accordance with the earnings forecasts of its management. To approximate the terminal value of FNB Rochester common stock at December 31, 2002, Sandler O'Neill applied price to earnings multiples ranging from 15.0x to 27.5x and applied multiples of tangible book value ranging from 2.0x to 3.25x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 8.5% to 14.5% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FNB Rochester common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of FNB Rochester common stock of $18.32 to $43.20 when applying the price/earnings multiples and $18.51 to $40.23 when applying multiples of tangible book value. As calculated by Sandler O'Neill, the implied transaction value per share of FNB Rochester common stock in the merger was $33.03.

         DISCOUNT RATE   PRICE/EARNINGS MULTIPLES   TANGIBLE BOOK VALUE MULTIPLES
                           15.0X          27.5X          2.0X          3.25X
                           -----          -----          ----          -----
             8.5%         $24.24         $43.20        $25.69         $40.23
            10.5           22.07          39.26         23.01          35.94
            12.5           20.10          35.70         20.63          32.13
            14.5           18.32          32.49         18.51          28.76

         In connection with its analysis, Sandler O'Neill considered and discussed with the FNB Rochester Board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

         PRO FORMA MERGER ANALYSIS

         Sandler O'Neill analyzed certain potential pro forma effects of the merger, based upon a transaction value of $33.03 with the Merger Consideration being 50% cash and 50% M&T common stock and assuming that the price of M&T common stock was $488.50 per share, M&T's and FNB Rochester's current and projected income statements and balance sheets, and assumptions regarding the economic environment, accounting and tax treatment of the merger, charges associated with the merger, operating efficiencies and other adjustments discussed with the senior managements of FNB Rochester and M&T. Sandler O'Neill assumed a closing date for the merger of June 30, 1999. As illustrated in the following table, this analysis indicated that the merger would be accretive to M&T's earnings per share for the six months ended December 31, 1999 and dilutive to tangible book value per share of M&T common stock as of December 31, 1999. The actual results achieved by M&T may vary from projected results and the variations may be material.

                  SIX MONTHS ENDED DECEMBER 31, 1999
                  ----------------------------------
                       M&T Projected stand-alone EPS                  $ 14.10
                       M&T Pro forma EPS                              $ 14.21
                       M&T Stand-alone tangible book value            $181.03
                       M&T Pro forma tangible book value              $175.12
                       M&T Stand-alone tier 1 capital ratio               8.6%
                       M&T Pro forma leverage capital ratio               7.8%

         In connection with rendering its December 9, 1998 opinion, Sandler O'Neill reviewed, among other things:

(1)      the merger agreements and exhibits thereto;

(2)      the Stock Option Agreement;

(3) certain publicly available financial statements of FNB Rochester and other historical financial information provided by FNB Rochester that Sandler O'Neill deemed relevant;

(4) certain publicly available financial statements of M&T and other historical financial information provided by M&T that Sandler O'Neill deemed relevant;

(5) certain financial analyses and forecasts of FNB Rochester prepared by and reviewed with management of FNB Rochester and the views of senior management of FNB Rochester regarding FNB Rochester's past and current business, financial condition, results of operations and future prospects;

(6) certain financial analyses and forecasts of M&T prepared by and reviewed with management of M&T and the views of senior management of M&T regarding M&T's past and current business, financial condition, results of operations and future prospects;

(7)      the pro forma impact of the merger;

(8) the publicly reported historical price and trading activity for FNB Rochester common stock and M&T common stock, including a comparison of certain financial and stock market information for FNB Rochester and M&T with similar publicly available information for certain other companies the securities of which are publicly traded;

(9) the financial terms of recent business combinations in the commercial banking industry, to the extent publicly available;

(10) the current market environment generally and the banking environment in particular; and

(11) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

         In connection with rendering the Sandler Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its December 9, 1998 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.

         In performing its reviews and analyses, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill did not assume any responsibility or liability for independently verifying the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of FNB Rochester or M&T or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of FNB Rochester or M&T, nor has it reviewed any individual credit files relating to FNB Rochester or M&T. With FNB Rochester's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both FNB Rochester and M&T are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of FNB Rochester or M&T. With respect to all financial projections prepared by and reviewed with each company's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of FNB Rochester and M&T and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

         Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreements and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreements are not waived. Sandler O'Neill also assumed, with FNB Rochester's consent, that there has been no material change in FNB Rochester's and M&T's assets, financial condition, results of operations, business, or prospects since the date of the last publicly filed financial statements available to them, that FNB Rochester and M&T will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase and will qualify as a tax-free reorganization for federal income tax purposes.

         FNB Rochester has agreed to pay Sandler O'Neill a transaction fee in connection with the merger, a substantial portion of which is contingent upon the completion of the merger. Based on the closing price of M&T common stock and the number of outstanding FNB Rochester shares and options on March 29, 1999 (the latest practicable date prior to the date of this Proxy Statement-Prospectus), FNB Rochester would pay Sandler O'Neill a transaction fee of approximately $1,090,646, of which approximately $277,000 has been paid and the balance will be paid when the merger is completed. FNB Rochester has also paid Sandler O'Neill a fee of $75,000 for rendering its fairness opinion, which will be credited against that portion of the transaction fee due upon completion of the merger. FNB Rochester has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

         In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to FNB Rochester and M&T and may actively trade the equity securities of FNB Rochester and the equity or debt securities of M&T and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

TERMS OF THE MERGER

         Under the terms of the merger agreements and applicable Delaware and New York law, M&T will acquire FNB Rochester through the merger of FNB Rochester with and into Olympia, a direct wholly owned subsidiary of M&T. The separate existence of FNB Rochester will cease, and Olympia will continue as the surviving entity. HOLDERS

OF FNB ROCHESTER COMMON STOCK WILL NOT BE ENTITLED TO STATUTORY DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER. Immediately following the merger, FNB Bank will merge with and into M&T Bank.

         CONVERSION OF FNB ROCHESTER COMMON STOCK

         When the merger becomes effective, each share of FNB Rochester common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, at the holder's election, either (a) $33.00 in cash without interest or (b) 0.06766 of a share of M&T common stock and cash instead of fractional shares (collectively, the "Merger Consideration"). An FNB Rochester shareholder's receipt of either cash and/or stock, however, is subject to the allocation and proration procedures as well as other provisions in the merger agreements.

         Under the terms of the merger agreements, FNB Rochester shareholders may elect to convert their shares into M&T common stock, cash or a mixture of cash and M&T common stock, subject to the limitation that a person electing to receive a combination of cash and M&T common stock must be able to elect cash with respect to at least 100 shares of FNB Rochester common stock and elect stock with respect to at least 100 shares of FNB Rochester common stock. All elections of FNB Rochester shareholders are further subject to the allocation and proration procedures described in the merger agreements. These procedures provide that the number of shares of FNB Rochester common stock to be converted into M&T common stock in the merger must be 50% of the total number of shares of FNB Rochester common stock issued and outstanding on the date of the merger agreements (or 3,625,806) less 50% of the number of shares of FNB Rochester common stock acquired by M&T or FNB Rochester prior to the completion of the merger (no shares as of March 29, 1999).

         It is unlikely that elections will be made in the exact proportions provided for in the merger agreements. As a result, the merger agreements describe procedures to be followed if FNB Rochester shareholders in the aggregate elect to receive more or less of the M&T common stock that M&T has agreed to issue. These procedures are summarized below and are described in more detail in the election form accompanying this document.

         NO GUARANTEE CAN BE MADE THAT YOU WILL RECEIVE THE AMOUNTS OF CASH AND/OR STOCK YOU ELECT. AS A RESULT OF THE ALLOCATION PROCEDURES AND OTHER LIMITATIONS OUTLINED IN THIS DOCUMENT AND IN THE MERGER AGREEMENTS, YOU MAY RECEIVE M&T COMMON STOCK OR CASH IN AMOUNTS THAT VARY FROM THE AMOUNTS YOU ELECT TO RECEIVE.

         Because the market price of M&T common stock will fluctuate prior to and following the completion of the merger and could be greater than or less than $487.73 per share -- the approximate price at which the market value of
0.06766 of a share of M&T common stock would equal $33.00 -- the value of
0.06766 of a share of M&T common stock could be less than or greater than $33.00. As of March 29, 1999, the price of M&T common stock was $472.00. No assurance can be given as to what the market price of M&T common stock will be if and when the merger is completed, and FNB Rochester shareholders are advised to obtain current market quotations for the M&T common stock and FNB Rochester common stock. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving M&T common stock, you should carefully read the information included below under "-Certain Federal Income Tax Consequences."

         o        WHEN STOCK IS OVERSUBSCRIBED:

         If FNB Rochester shareholders elect to receive more M&T common stock than M&T has agreed to issue in the merger, then all FNB Rochester shareholders who have elected to receive cash or made no election will receive cash for their FNB Rochester shares and all shareholders who elected to receive M&T common stock will receive a pro rata portion of the available M&T shares plus cash for those shares not converted into M&T common stock.

         o        WHEN STOCK IS UNDERSUBSCRIBED:

         If FNB Rochester shareholders elect to receive fewer shares of M&T common stock than M&T has agreed to issue in the merger, then all FNB Rochester shareholders who have elected to receive M&T common stock will receive M&T common stock and those shareholders who have elected cash or have made no election will be treated in the following manner:

                  If the number of shares held by FNB Rochester shareholders who have made no election is sufficient to make up the shortfall in the number of M&T shares that M&T is required to issue, then all FNB Rochester shareholders who elected cash will receive cash, and those shareholders who made no election will receive both cash and M&T common stock in whatever proportion is necessary to make up the shortfall.

                  If the number of shares held by FNB Rochester shareholders who have made no election is insufficient to make up the shortfall, then all of those shares will be converted into M&T common stock and those FNB shareholders who elected to receive cash will receive cash and M&T common stock in whatever proportion is necessary to make up the shortfall.

         Notwithstanding these rules, in order that the tax opinion described under "-Certain Federal Income Tax Consequences" can be rendered, it may be necessary for M&T to reduce the number of shares of FNB Rochester common stock that will be converted into the right to receive the cash and correspondingly increase the number of shares of FNB Rochester common stock that will be converted into M&T common stock. If this adjustment is necessary, shareholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of M&T common stock than they have elected.

         NO FRACTIONAL SHARES

         Each holder of shares of FNB Rochester common stock who would otherwise have been entitled to receive a fraction of a share of M&T common stock (after taking into account all shares of FNB Rochester common stock owned by such holder) will receive, instead of M&T common stock, cash in an amount equal to the "market value" of such fraction of a share of M&T common stock. The "market value" of M&T common stock will be the closing price of M&T common stock on the NYSE Composite Transactions List (as reported by THE WALL STREET JOURNAL or, if not reported in this publication, other comparable authoritative source) for the trading day immediately preceding the date on which the merger is completed. No such holder will be entitled to dividends, voting rights or any other shareholder rights in respect of such fractional share.

         FNB ROCHESTER EMPLOYEE STOCK OPTIONS

         M&T has agreed that each option granted by FNB Rochester to purchase shares of FNB Rochester common stock which is outstanding and unexercised immediately prior to the completion of the merger will be adjusted so as to entitle the option holder to immediately receive, in cancellation of such option, an amount in cash equal to the difference between $33.00 and the per share exercise price applicable to the option, multiplied by the number of shares of FNB Rochester common stock subject to the option.

         CAPITAL ADJUSTMENTS

         If prior to the merger M&T increases, decreases, changes or exchanges its common stock for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in M&T's capitalization, then a proportionate adjustment will be made to the exchange ratio.

ELECTION PROCEDURES; SURRENDER OF STOCK CERTIFICATES

         Along with this Proxy Statement-Prospectus, an election form is being mailed to holders of shares of FNB Rochester common stock, together with other appropriate and customary transmittal materials, which specify that delivery will be effected, and risk of loss and title to the certificates representing FNB Rochester common stock will pass only upon proper delivery of certificates to the exchange agent, currently BankBoston, N.A.

         Each election form entitles the holder of the FNB Rochester common stock to elect to receive cash, M&T common stock, or a combination of both as outlined above. See "-Terms of the Merger."

         TO MAKE AN EFFECTIVE ELECTION, YOU MUST SUBMIT A PROPERLY COMPLETED ELECTION FORM TO THE EXCHANGE AGENT ON OR BEFORE 5:00 P.M., EASTERN TIME, ON
May 24, 1999 (THE "ELECTION DEADLINE"). An election form will be deemed properly completed only if accompanied by one or more stock certificates representing all shares of FNB Rochester common stock covered by such election form (or an appropriate guarantee of delivery), together with the duly executed transmittal materials included in the election form. FNB
Rochester shareholders may change their election at any time prior to the Election Deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the Election Deadline or by withdrawal of their stock certificates prior to the Election Deadline. All elections will be revoked automatically if the merger agreements are terminated.

         If certificates for FNB Rochester common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the Election Deadline, FNB Rochester shares may be properly exchanged provided that (i) such exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States; (ii) the exchange agent receives, prior to the Election Deadline, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided with this Proxy Statement-Prospectus (delivered by hand, mail, telegram, telex or facsimile transmission); and (iii) the exchange agent receives, within three business days after the Election Deadline, the certificates for all exchanged FNB Rochester shares, or confirmation of the delivery of all such certificates into the exchange agent's account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

         FNB Rochester shareholders who do not submit a properly completed election form or revoke their election form prior to the Election Deadline will have their shares of FNB Rochester common stock designated as Non-Election Shares. FNB Rochester stock certificates represented by elections that have been revoked will be promptly returned without charge to the FNB Rochester shareholder submitting the election form upon written request. After the completion of the merger, the exchange agent will allocate cash and M&T common stock among the shareholders of FNB Rochester common stock according to the allocation procedures outlined above.

         After the completion of the merger, the exchange agent will mail to shareholders who do not submit election forms a letter of transmittal, together with instructions for the exchange of their FNB Rochester common stock certificates for the Merger Consideration. Until so exchanged, each certificate representing shares of FNB Rochester common stock outstanding immediately prior to the completion of the merger that have been converted into shares of M&T common stock will be deemed for all purposes to evidence ownership of the number of shares of M&T common stock into which such shares have been converted; provided, however, that no dividends or other distributions declared after the completion of the merger with respect to M&T common stock will be paid to the holder of any unsurrendered certificate until the holder surrenders that certificate.

         FNB Rochester shareholders will not be entitled to change the amount of M&T common stock and/or cash allocated to them in accordance with the merger agreements. Nevertheless, FNB Rochester shareholders having a preference as to the form of Merger Consideration to be received in exchange for their shares of FNB Rochester common stock should make an election, because shares as to which an election has been made will be given priority in allocating the Merger Consideration over shares as to which no election is made. No one is making any recommendation as to whether shareholders should elect to receive cash or M&T common stock in the merger. Each holder of FNB Rochester common stock must make his or her own decision with respect to such election.

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER; WAIVER

         The merger agreements contain representations and warranties by M&T and FNB Rochester regarding various legal, financial, business and regulatory matters. The representations and warranties will not survive after the merger except to the limited extent provided for in the merger agreements.

         The respective obligations of M&T, Olympia and FNB Rochester to complete the merger are subject to the fulfillment of the following conditions:

         o approval of the merger by the requisite vote of the shareholders of FNB Rochester;

         o receipt of all requisite regulatory approvals, expiration of all notice and waiting periods required after the grant of any such approvals and the satisfaction of all pre-consummation conditions contained in any such approval; provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of M&T or the FNB Rochester Board, so materially and adversely affects the anticipated economic and business benefits to M&T or FNB Rochester, respectively, of the transactions contemplated by the merger agreements as to render consummation of such transaction inadvisable;

         o the effectiveness of the registration statement under the Securities Act of 1933 relating to the merger and the absence of any threatened or pending proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement;

         o receipt of all state securities "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

         o the receipt of all third-party consents or waivers required in connection with the merger under agreements which FNB Rochester or any subsidiary of FNB Rochester is a party, unless the failure to obtain any such consents or waivers, individually or in the aggregate, would not have a material adverse effect on FNB Rochester;

         o the absence of any court or agency order prohibiting completion of the transactions contemplated by the merger agreements;

         o approval for listing on the NYSE of the shares of M&T common stock to be issued in the merger;

         o the receipt by M&T and FNB Rochester of the tax opinion described in "-Certain Federal Income Tax Consequences";

         o the material accuracy of the representations and warranties of the other party to the merger agreements as of the date of the merger agreements and as of the closing date;

         o compliance by the other party with all covenants required to be performed at or prior to the closing date; and

         o receipt of customary certificates, auditors' "comfort letters," approvals and consents.

         Except with respect to any required shareholder or regulatory approval and certain other conditions described below, M&T and FNB Rochester, respectively, may at any time, whether before or after approval of the merger agreements by the shareholders of FNB Rochester, extend the time for the performance of any of the obligations or other acts of FNB Rochester, on the one hand, or M&T or Olympia, on the other hand, and may waive any inaccuracies in the representations or warranties made by the other party, compliance with any of the covenants, undertakings or agreements of such party, or satisfaction of any of the conditions precedent to its obligations, or the performance by such other party of any of its obligations set out in the merger agreements. No waiver executed after approval of merger agreements by the shareholders of FNB Rochester may change the number of shares of M&T common stock or the amount of cash into which shares of FNB Rochester common stock will be converted pursuant to the merger. Certain conditions to the consummation of the merger cannot be waived as a matter of law, including the existence of an effective registration statement, the absence of a government order enjoining or prohibiting consummation of the merger or any other transaction contemplated by the merger agreements and the receipt of all required "Blue Sky" permits or other authorizations.

REGULATORY APPROVALS NEEDED TO COMPLETE THE MERGER

         The merger is subject to the approval of the Board of Governors of the Federal Reserve System ("Federal Reserve") under the Bank Holding Company Act and the New York State Banking Board under the New York State Banking Law. The merger of FNB Bank into M&T Bank (the "Bank Merger") is subject to the approval of the Federal Reserve under the Bank Merger Act. The Bank Merger also is subject to the approval of the New York State Banking Board under the New York State Banking Law. In addition, FNB Bank must give notice to the Office of the Comptroller of the Currency in order to facilitate the termination of FNB Bank's status as a national banking association.

         On February 22, 1999, the Federal Reserve approved the applications under the Bank Holding Company Act and the Bank Merger Act. The Federal Reserve's approvals did not impose any burdensome conditions or requirements on M&T. In considering whether to approve the merger and the Bank Merger under the New York State Banking Law, the New York State Banking Board will generally consider factors similar to those considered by the Federal Reserve under the Bank Holding Company Act and Bank Merger Act. These factors include whether the transaction is consistent with adequate or sound banking; the competitive effects of the transaction; and the public interest and the needs and convenience thereof. The New York State Banking Board will also consider the institution's performance under the New York State equivalent of the Federal Community Reinvestment Act.

         M&T and FNB Rochester are not aware of any governmental approvals or actions that are required for consummation of the merger and the Bank Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. The merger and the Bank Merger will not proceed in the absence of the required regulatory approvals and there can be no assurance that all such approvals will be obtained. Further, if approved, there can be no assurance as to the date of such approvals, or that such approvals will not be conditioned upon matters that would cause the FNB Rochester Board or the M&T Board to abandon the merger. Likewise, there can be no assurance that there will be no legal challenges to the merger or the Bank Merger, including attempts by the Department of Justice or any state attorney general to challenge these transactions on antitrust grounds, or if such a challenge is made, as to the result of the challenge. See "-Representations and Warranties; Conditions to the Merger; Waiver" and "-Effective Date of the Merger; Terminating the Agreement."

         The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include a review of the merger from the standpoint of the adequacy of the consideration that FNB Rochester shareholders are to receive. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

COVENANTS; CONDUCT OF BUSINESS PENDING THE MERGER

         Under the terms of the merger agreements, M&T and FNB Rochester have agreed to use their reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any persons necessary or desirable for the consummation of the merger and the Bank Merger, including, but not limited to, obtaining the approval of FNB Rochester's shareholders and all requisite regulatory approvals. Neither M&T nor FNB Rochester may take any action that would substantially impair the prospects of completing the merger pursuant to the merger agreements, or that would adversely affect the desired income tax consequences of the merger.

         The merger agreements provide that FNB Rochester will, and will cause each of its subsidiaries to, use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and others and to carry on its respective business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the merger agreements. In addition, FNB Rochester may not, without the prior written consent of M&T, except as otherwise provided in the merger agreements, increase the compensation or fringe benefits of its directors, officers or employees except in a manner consistent with past practice; declare or pay any dividends or other distributions on capital stock other than its regular quarterly cash dividend on FNB Rochester common stock in an amount not in excess of $0.08 per share; or take other specified actions, other than in the ordinary course of business, that might impact the financial condition or business of the entity.

         In addition, the merger agreements provide that neither FNB Rochester nor its subsidiaries or any of its officers, directors, employees or agents may directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which would constitute a "takeover proposal" (as defined below). The merger agreements also provide that, except to the extent legally required for the discharge of the fiduciary duties of the FNB Rochester Board, FNB Rochester, its subsidiaries or any of these individuals may not recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal, or otherwise facilitate any effort or attempt to make or implement a takeover proposal. The merger agreements do, however, allow FNB Rochester to communicate information about a takeover proposal to its shareholders if, in the judgment of the FNB Rochester Board, based on the advice of outside counsel, such communication is required under applicable law. FNB Rochester will notify M&T immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with FNB Rochester, and FNB Rochester will promptly inform M&T in writing of all the relevant details with respect to the foregoing. The merger agreements define a "takeover proposal" as any tender or exchange offer, proposal for a merger, consolidation or other business combination involving FNB Rochester or any subsidiary of FNB Rochester or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of, the assets of FNB Rochester or any subsidiary of FNB Rochester other than the transactions contemplated or permitted by the merger agreements or the Stock Option Agreement.

AMENDING THE AGREEMENT

         M&T and FNB Rochester may amend the merger agreements at any time by mutual written agreement, except that after approval by the shareholders of FNB Rochester, no waiver or amendment can change the amount of M&T common stock or cash that FNB Rochester shareholders are to receive in the merger.

EFFECTIVE DATE OF THE MERGER; TERMINATING THE AGREEMENT

         The "Effective Date" will be the date and time as described in the certificates of merger to be delivered and filed with the Delaware Secretary of State in accordance with the Delaware General Corporation Law and the New York Secretary of State in accordance with the New York Business Corporation Law (the "NYBCL"), on the Closing Date. The "Closing Date" will be the first business day following the satisfaction of the conditions to the consummation of the merger (other than such conditions relating to the receipt of officers' certificates and legal opinions) or such later date during such month in which such business day occurs (or, if such business day occurs within ten days prior to the end of such month, during the following month) thereafter as may be specified by M&T.

         M&T and FNB Rochester each anticipate that the merger will be completed on or about June 1, 1999. However, consummation of the merger could be delayed as a result of delays in obtaining the requisite regulatory approvals or the satisfaction of the closing conditions. There can be no assurances as to if or when such approvals will be obtained or that the merger will be completed. See "-Regulatory Approvals Needed to Complete the Merger."

         The merger agreements may be terminated, either before or after approval by the shareholders of FNB Rochester:

         o        by the mutual consent of M&T and FNB Rochester;

         o by FNB Rochester, on one hand, or M&T, on the other hand, if the other party has, in any material respect, breached any covenant or agreement or representation or warranty contained in the merger agreements and such breach has not been cured as permitted by the merger agreements;

         o by either party if the applications for regulatory approvals (see "-Regulatory Approvals Needed to Complete the Merger") have been denied, or if a court or agency has issued an order prohibiting the merger;

         o by either party if the shareholders of FNB Rochester do not approve the merger;

         o by either party if the closing has not occurred by the close of business on September 30, 1999; and

         o by FNB Rochester, upon the execution by FNB Rochester of a definitive agreement relating to a "takeover proposal" provided that:

                  - FNB Rochester has complied with its obligations under the merger agreements with respect to takeover proposals;

                  - The FNB Rochester Board has determined, after having received the advice of its outside legal counsel and the advice of its financial advisor, that such action is necessary for the FNB Rochester Board to act in a manner consistent with its fiduciary duties under applicable law; and

                  - concurrent with its notification of termination, FNB Rochester pays $13 million to M&T.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         BOARD OF DIRECTORS; MANAGEMENT

         The merger agreements provide that, following the merger, those persons serving as directors of M&T and Olympia immediately prior to the Effective Date will continue as directors of those respective entities, except that, as of the Effective Date, the M&T Board will elect Mr. Carballada and Mr. Falcone as members of the M&T Board. See "-Interests of Directors and Officers in the Merger that are Different from Your Interests --M&T Board of Directors."

         The merger agreements also provide that, following the consummation of the merger, FNB Bank will be merged with and into M&T Bank and Mr. Carballada and Mr. Falcone will be appointed to the Board of Directors of M&T Bank.

         The merger agreements further provide that members of the FNB Rochester Board (other than Messrs. Carballada and Falcone) will be appointed as members of the Directors Advisory Council of the Rochester Division of M&T Bank. See "-Interests of Directors and Officers in the Merger that are Different from Your Interests --Advisory Council."

         Information regarding the current directors of M&T and FNB Rochester is included in documents incorporated in this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

         M&T anticipates that its current management will be the management of the combined company after the merger and that the existing management of M&T Bank will continue in place after the Bank Merger.

         OPERATIONS

         The M&T Board believes that the merger will allow M&T to enhance its position in the greater Rochester market. M&T believes that the combined M&T/FNB Rochester entity will have even greater financial strength, operational efficiencies, profitability, cash flow and potential for growth than M&T would have on its own. M&T also believes the merger will provide FNB Rochester customers with a greater range of services and products than is currently available to them.

         EMPLOYEES

         Upon completion of the merger, all persons employed by FNB Rochester or any of its subsidiaries will be employed upon terms and conditions (including benefits) which in the aggregate are no less favorable with respect to their employment by M&T and its subsidiaries after the Effective Date than those generally afforded to other employees of M&T holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees. For purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes) and, if applicable, for purposes of satisfying any waiting periods concerning preexisting conditions and the satisfaction of any "copayment" or deductible requirements, service with FNB Rochester or a subsidiary of FNB Rochester or any predecessor thereto prior to the Effective Date will be treated as service with an "employer" to the same extent as if such persons had been employees of M&T. The merger agreements do not limit the ability of M&T and its affiliates to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate. M&T and its affiliates are not required to provide employees or former employees of FNB Rochester or its subsidiaries with post-retirement medical benefits more favorable than those provided to new hires at M&T. M&T has agreed to honor, or to cause the appropriate subsidiaries of M&T to honor, in accordance with their terms, all employment, severance and employee benefit plans, contracts, agreements, arrangements and understandings of FNB Rochester or any of its subsidiaries as provided in the merger agreements. M&T may, however, amend or terminate any such plan, contract, agreement, arrangement or understanding in accordance with its terms.

         The continued coverage of the FNB Rochester employees under the employee benefit plans maintained by FNB Rochester and/or any FNB Rochester subsidiary immediately prior to the Effective Date during the transition period shall be deemed to provide the FNB Rochester employees with benefits that are no less favorable than those offered to other employees of M&T and any M&T subsidiary, provided that after the Effective Date there is no material reduction (determined on an overall basis) in the benefits provided under the FNB Rochester employee benefit plans.

         The parties are working to identify operational efficiencies that may be obtained through the consolidation of the entities in the merger. It is anticipated that some positions may be eliminated following the Effective Date and M&T is not under any continuing obligation with respect to the employment of any specific employee of FNB Rochester or its subsidiaries other than officers whose employment contracts are being assumed. See "-Interests of Directors and Officers in the Merger that are Different From Your Interests --Existing Change of Control Employment Agreements."

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS

         GENERAL

         Some members of FNB Rochester's management and the FNB Rochester Board may be deemed to have interests in the merger that are in addition to or different from the interests of shareholders. The FNB Rochester Board was aware of these interests and considered them, among other matters, in approving the merger agreements and the transactions contemplated thereby.

         M&T BOARD OF DIRECTORS

         Pursuant to the merger agreements, as of the Effective Date, the M&T Board will appoint as directors of M&T, Mr. Carballada and Mr. Falcone. M&T has also agreed to cause M&T Bank's Board of Directors to appoint Mr. Carballada and Mr. Falcone as directors of M&T Bank. Information describing the compensation of directors of M&T and M&T Bank is included in documents incorporated into this Proxy Statement-Prospectus by reference. See "WHERE YOU CAN FIND MORE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE".

         ADVISORY COUNCIL

         The merger agreements provide that, unless prohibited by applicable law, promptly following the Effective Date, M&T will cause, for a period of not less than twenty-four months after the Effective Date, those persons who are members of the FNB Rochester Board on the Effective Date (other than Messrs. Carballada and Falcone) to be appointed or elected as members of the Directors Advisory Council of the Rochester Division of M&T Bank. This Advisory Council will advise M&T Bank on banking activities in FNB Bank's former market area. Each such advisory director will be paid meeting attendance fees of $500 for each Advisory Council meeting actually attended and $300 for each Advisory Council Committee meeting attended. This compensation will be identical to that paid to Advisory Board members in their current capacity as Directors of FNB Rochester. M&T Bank will have no obligation to continue the services of any advisory director who acts in a manner detrimental to M&T Bank.

         EXISTING CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

         As a consequence of the merger, eleven senior officers of FNB Rochester will receive severance payments if their employment terminates in connection with or following the consummation of the merger pursuant to the terms of Change of Control Employment Agreements in existence between each executive officer and FNB Rochester. These severance payments would total, in the aggregate, approximately $1.9 million. R. Carlos Carballada, Donald R. Aldred, Robert B. Bantle, Stacy C. Campbell, Robert E. Gilbert and Theresa B. Mazzullo would receive severance payments of $519,000, $182,000, $147,000, $163,000, $150,000 and $139,000, respectively. These officers will also receive continued life, health, dental, and disability insurance coverage for 18 months (24 months in the case of Mr. Carballada) following their termination of employment.

         INDEMNIFICATION AND INSURANCE

         The merger agreements provide that for a period of six years following the Effective Date, M&T will provide indemnification, to the fullest extent permitted by law, to any person who, prior to the Effective Date is, has at any time been or becomes a director or officer of FNB Rochester, with respect to claims arising in whole or in part out of or pertaining to (i) the fact that such person is or was a director, officer or employee of FNB Rochester or any subsidiary of FNB Rochester or any of their respective predecessors or (ii) the merger agreements, the Stock Option Agreement, or any of the transactions contemplated thereby. The merger agreements also provide that all rights to indemnification and all limitations on liabilities existing in favor of the directors, officers and employees of FNB Rochester and its subsidiaries as provided in their respective Certificates of Incorporation, bylaws or similar governing documents as in effect on the date of the merger agreements with respect to matters occurring prior to the Effective Date will survive the merger and will continue in full force and effect and will be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years following the Effective Date. In addition, M&T has agreed to use its best efforts, for a period of not less than six years following the Effective Date, to cause those persons who served as directors or officers of FNB Rochester or its subsidiaries, on or before the Effective Date, to be covered by FNB Rochester's existing directors' and officers' liability insurance policy against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Date, or comparable substitute coverage if reasonably available at reasonable cost. In no event will M&T be obligated to provide insurance coverage to an insured person on more favorable terms than those terms upon which such insurance currently is provided to him or her in such capacities or to expend more than 150% of the amount currently expended by FNB Rochester to maintain such insurance coverage. FNB Rochester has agreed to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at M&T's request.

         FNB ROCHESTER STOCK OPTIONS

         Upon the completion of the merger, M&T will convert all outstanding options to purchase shares of FNB Rochester common stock under the FNB Rochester 1992 Stock Option Plan and the FNB Rochester 1995 Non-Employee Director Stock Option Plan (regardless of whether such options are then exercisable) into an amount of cash equal to $33.00 for each share of stock underlying a stock option less the exercise price for each such share. FNB Rochester's officers and directors may exercise any currently exercisable options prior to completion of the merger.

         As of December 31, 1998, the directors and executive officers of FNB Rochester held options to purchase a total of 291,000 shares of FNB Rochester common stock. The following table reflects the amount of options, the weighted average exercise price of the options and the amount payable under the options to individual FNB Rochester directors and executive officers.

                                                  NUMBER OF
                                                FNB ROCHESTER
                                            OPTION SHARES HELD AS     WEIGHTED AVERAGE
                                                      OF               EXERCISE PRICE          NET PROCEEDS
       NAME & TITLE                           DECEMBER 31, 1998          PER SHARE          THROUGH CONVERSION
       ------------                           -----------------          ---------          -------------------
       R. Carlos Carballada.............            111,000                 $8.86               $2,680,000
         Director, President
         and Chief Executive Officer
       Michael J. Falcone...............              2,500                 $7.88                  $62,800
         Chairman of the Board
         and Director
       Joseph M. Lobozzo, II............                  0                     0                        0
         Director
       Francis T. Lombardi..............              2,500                 $7.88                  $62,800
         Director
       Carl R. Reynolds.................              2,500                 $7.88                  $62,800
         Director
       H. Bruce Russell.................              2,500                 $7.88                  $62,800
         Director
       James D. Ryan....................              2,500                 $7.88                  $62,800
         Director
       Linda Cornell Weinstein..........                  0                     0                        0
         Director
       Donald R. Aldred.................             34,500                $11.96                 $726,000
         Senior Vice President
       Robert B. Bantle.................             34,500                $11.96                 $726,000
         Senior Vice President
       Stacy C. Campbell................             34,500                $11.96                 $726,000
         Senior Vice President
         and Chief Financial Officer
       Robert E. Gilbert................             34,500                $11.96                 $726,000
           Senior Vice President
       Theresa B. Mazzullo..............             29,500                $13.08                 $588,000
         Senior Vice President

         M&T and FNB Rochester are considering an arrangement under which each director and certain senior officers of FNB Rochester would be able to elect to defer receipt of the cash otherwise to be received in exchange for his or her stock options.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion represents the opinion of Arnold & Porter, special tax counsel to M&T, with respect to the anticipated material U.S. federal income tax consequences of the merger to a holder of FNB Rochester common stock. M&T, Olympia and FNB Rochester have provided Arnold & Porter with the facts, representations and assumptions on which it has relied in rendering its opinion, which information is consistent with the state of facts that M&T, Olympia and FNB Rochester believe will be existing at the Effective Date. This discussion is based on laws, regulations, rulings and judicial decisions as they exist on the date of this Proxy Statement-Prospectus. These authorities are all subject to change and such change may be made with retroactive effect. Arnold & Porter cannot give any assurance that, after any such change, its opinion would not be different, and does not undertake any responsibility to update or supplement its opinion except as described below.

         This discussion is not a complete description of the U.S. federal income tax consequences of the merger and may not apply to a holder subject to special treatment under the Internal Revenue Code of 1986, as amended, such as a holder that is a financial institution, an insurance company, a dealer in securities or foreign currencies, a trader in securities, a tax-exempt organization or a person who acquired shares of FNB Rochester common stock pursuant to the exercise of an employee stock option or otherwise as compensation. In addition, the discussion applies only to a holder of FNB Rochester common stock holding such stock as a capital asset and who is a U.S. person (as defined in Section 7701(a)(30) of the Internal Revenue Code) (a "Holder"). No ruling will be requested from the Internal Revenue Service regarding the tax consequences of the merger. Moreover, this discussion is not binding on the Internal Revenue Service and would not prevent the Internal Revenue Service from challenging the U.S. federal income tax treatment of the merger. In addition, this discussion does not address the state, local or foreign tax consequences of the merger.

         BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS IN GENERAL, AND THE COMPLEXITIES OF THE TAX CONSEQUENCES ASSOCIATED WITH THE RECEIPT OF CASH IN THE MERGER IN PARTICULAR, YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER AS THEY APPLY TO YOUR SPECIFIC SITUATION.

         Consummation of the merger is conditioned upon the receipt by M&T and FNB Rochester of an opinion of Arnold & Porter, special tax counsel to M&T, dated as of the Effective Date, subject to and on the basis of facts, representations and assumptions described or referred to in such opinion, substantially to the effect that the merger should be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Subject to and on the basis of such facts, representations and assumptions, and provided that the merger is such a reorganization, the opinion will also confirm certain of the U.S. federal income tax consequences of the merger to a Holder that are discussed below. Although the condition that such opinion be delivered can be waived, the parties do not intend to waive this condition. If, however, this condition is waived, FNB Rochester will resolicit its shareholders with respect to the merger. The opinion will not be binding on the Internal Revenue Service and would not prevent the Internal Revenue Service from challenging the U.S. federal income tax treatment of the merger. See "-Representations and Warranties; Conditions to the Merger; Waiver."

         CONSEQUENCES TO HOLDERS

         The U.S. federal income tax consequences of the merger to a Holder should depend primarily on whether the Holder exchanges its FNB Rochester common stock for solely M&T common stock (except for cash received instead of a fractional share of M&T common stock), solely cash or for a combination of stock and cash. Regardless of whether a Holder makes an election for stock, an election for cash or an election for both stock and cash with respect to such Holder's shares of FNB Rochester common stock, the U.S. federal income tax consequences to such Holder should generally depend on the actual consideration received by the Holder after application of the rules described in "-Terms of the Merger."

         As described above, a Holder may have the right to elect to receive cash in exchange for some shares of FNB Rochester common stock and M&T common stock in exchange for other shares of FNB Rochester common stock. Nevertheless, for U.S. federal income tax purposes, it appears that a Holder receiving a combination of M&T common stock and cash must allocate each form of consideration received pro rata among all shares of FNB

Rochester common stock surrendered in the merger, rather than, for example, allocating solely cash to some shares of surrendered FNB Rochester common stock and solely M&T common stock to other shares of surrendered FNB Rochester common stock.

         EXCHANGE SOLELY FOR M&T COMMON STOCK. If, pursuant to the merger, all of the shares of FNB Rochester common stock actually owned by a Holder are exchanged solely for shares of M&T common stock, such Holder should not recognize any gain or loss except in respect of cash received instead of a fractional share of M&T common stock (as discussed below). The aggregate adjusted tax basis of the shares of M&T common stock received in the exchange should be the same as the aggregate adjusted tax basis of the shares of FNB Rochester common stock surrendered in exchange therefor (adjusted with respect to any fractional share), and the holding period of such M&T common stock should include the period during which such shares of FNB Rochester common stock were held.

         EXCHANGE SOLELY FOR CASH. In general, if, pursuant to the merger, all of the shares of FNB Rochester common stock actually owned by a Holder are exchanged solely for cash, such Holder generally should recognize capital gain or loss equal to the difference between the amount of cash received and the Holder's adjusted tax basis in the shares of FNB Rochester common stock surrendered, which gain or loss should be long-term capital gain or loss if the Holder's holding period with respect to the shares of FNB Rochester common stock surrendered is more than one year. See "--TREATMENT OF LONG-TERM CAPITAL GAIN," below. If, however, any such Holder constructively owns shares of M&T stock immediately after the merger either actually or through the constructive ownership rules of the Internal Revenue Code, part or all of the cash received may be treated as ordinary income if the exchange has the effect of a distribution of a dividend with respect to the Holder. The application of the law to a Holder described in the previous sentence is particularly complex; accordingly, any such Holder should consult its tax advisor.

         EXCHANGE FOR M&T COMMON STOCK AND CASH. If, pursuant to the merger, all of the shares of FNB Rochester common stock actually owned by a Holder are exchanged for a combination of M&T common stock and cash, the Holder should generally recognize gain, but not loss, with respect to the FNB Rochester common stock surrendered in an amount equal to the lesser of (i) the total amount of gain realized (calculated as described in the next two sentences) and (ii) the total amount of cash received (excluding, for this purpose, cash received instead of a fractional share of M&T common stock, the treatment of which is discussed below). For this purpose, gain or loss must be calculated by a Holder separately for each identifiable block of shares surrendered in the exchange, and is equal to the sum of the amount of cash and the fair market value of M&T common stock received MINUS the Holder's adjusted tax basis in that block of shares. In addition, a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain should generally be long-term capital gain if the Holder's holding period with respect to the stock is more than one year. See "--TREATMENT OF LONG-TERM CAPITAL GAIN" below. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the Holder's ratable share of FNB Rochester's accumulated earnings and profits.

         The aggregate tax basis of M&T common stock received by a Holder that exchanges its shares of FNB Rochester common stock for a combination of M&T common stock and cash pursuant to the merger should be the same as the aggregate adjusted tax basis of the shares of FNB Rochester common stock surrendered therefor, decreased by the total amount of cash received and increased by any recognized gain (whether capital gain or ordinary income). The holding period of such M&T common stock should include the holding period of the shares of FNB Rochester common stock surrendered therefor.

         In general, in the case of a Holder that exchanges its shares of FNB Rochester common stock for a combination of M&T common stock and cash pursuant to the merger, the determination of whether any gain recognized in the exchange should be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the Holder's deemed percentage stock ownership of M&T. For purposes of this determination, the Holder is treated as if it first exchanged all of its shares of FNB Rochester common stock solely for M&T common stock and then M&T immediately redeemed (in a "deemed redemption") a portion of such M&T common stock in exchange for the cash the Holder actually received. The gain recognized in the exchange followed by a deemed redemption should be treated as capital gain if the deemed redemption (i) is "substantially disproportionate" with respect to the Holder or (ii) is not essentially equivalent to a dividend.

         The deemed redemption should generally be "substantially disproportionate" with respect to a Holder if the percentage described in (ii) below is less than 80% of the percentage described in (i) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a Holder will depend upon the Holder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the Holder's deemed actual and constructive percentage stock ownership of M&T. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of M&T the Holder is deemed actually and constructively to own immediately before the deemed redemption and (ii) the percentage of the outstanding stock of M&T the Holder actually and constructively owns immediately after the deemed redemption. In calculating these percentages, a Holder is deemed to own stock owned and, in some cases, constructively owned by certain family members, by certain estates and trusts of which the Holder is a beneficiary, and by certain affiliated entities, as well as stock subject to an option actually or constructively owned by the shareholder or such other persons. As these rules are complex, each Holder that may be subject to these rules should consult its tax advisor. The Internal Revenue Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a "meaningful reduction."

         CASH RECEIVED INSTEAD OF A FRACTIONAL SHARE. Cash received by an FNB Rochester shareholder instead of a fractional share of M&T common stock should be treated as received in exchange for such fractional share, and gain or loss should be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of FNB Rochester common stock allocable to such fractional interest. Such gain or loss generally should be long-term capital gain or loss if the holding period for such shares of FNB Rochester common stock was more than one year. See "--TREATMENT OF LONG-TERM CAPITAL GAIN" below. If, however, the cash received has the effect of the distribution of a dividend with respect to a Holder, part or all of the cash received may be treated as a dividend.

         TREATMENT OF LONG-TERM CAPITAL GAIN. Federal income tax rates on long-term capital gain received by a taxpayer vary based on the taxpayer's status and taxable income. Holders should contact their tax advisors for information on the tax rate applicable to them in their particular circumstances.

         BACKUP WITHHOLDING. Unless an exemption applies under the applicable law and regulations, the exchange agent will be required to withhold 31% of any cash payments to which an FNB Rochester shareholder or other payee is entitled pursuant to the merger unless the shareholder or other payee provides its taxpayer identification number (social security number or employer identification number) and certifies, among other things, that such number is correct. Each shareholder and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the transmittal letter that accompanies the election form, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to the exchange agent.

RESALE OF M&T COMMON STOCK

         The M&T common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any FNB Rochester shareholder who may be deemed to be affiliate of M&T for purposes of Rule 144 promulgated under the Securities Act of 1933 or who may be deemed an affiliate of FNB Rochester for purposes of Rule 145 promulgated under the Securities Act of 1933 (each an "Affiliate"). Affiliates will include persons (generally executive officers, directors and 10% or more shareholders) who control, are controlled by or are under common control with (i) M&T or FNB Rochester at the time of the special meeting or (ii) M&T on or after the Effective Date.

         Rules 144 and 145 will restrict the sale of M&T common stock received in the merger by Affiliates and certain of their family members and related interests. Generally speaking, during the year following the Effective Date, those persons who are Affiliates of FNB Rochester at the time of the special meeting (provided they are not Affiliates of M&T on or following the Effective
Date) may publicly resell any M&T common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of M&T common stock sold by them in any three-month period and as to the manner of sale. After such one-year period, such Affiliates may resell their M&T common stock received in the merger without such restrictions so long as there is adequate current public information with respect to M&T as required by Rule 144. Persons who are Affiliates of M&T after the Effective Date may publicly resell the M&T common stock received by them in the merger, subject to similar limitations and to certain filing requirements specified in Rule 144.

         The ability of Affiliates to resell shares of M&T common stock received in the merger under Rule 144 or 145 as summarized in this document generally will be subject to M&T's having satisfied its Securities Exchange Act of 1934 reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell M&T common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or another available exemption from the Securities Act of 1933 registration requirements. This Proxy Statement-Prospectus does not cover any resales of M&T common stock received by persons who may be deemed to be Affiliates of M&T or FNB Rochester in the merger and M&T has not contractually undertaken to register any such shares for resale.

ACCOUNTING TREATMENT

         The merger will be accounted for by M&T as a purchase transaction, and all of the assets and liabilities of FNB Rochester will be recorded on M&T's consolidated balance sheet at estimated fair value at the Effective Date. The amount by which the purchase price paid by M&T exceeds the fair value of the net tangible and identifiable intangible assets acquired by M&T through the merger will be recorded as goodwill. M&T currently expects that, based on preliminary accounting estimates, the merger would result in the recording of identifiable intangible assets and goodwill of approximately $98 million. The $98 million will be amortized over periods of up to 20 years as charges to M&T's earnings.

STOCK OPTION AGREEMENT

         THE SUMMARY INFORMATION BELOW CONCERNING THE MATERIAL TERMS OF THE STOCK OPTION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH AGREEMENT, WHICH IS ATTACHED TO THIS DOCUMENT AS APPENDIX B.

         The Stock Option Agreement provides for the grant by FNB Rochester to M&T of an option to purchase up to 721,535 shares (such number subject to adjustment upon changes in capitalization or in certain other circumstances) of FNB Rochester common stock, at an exercise price of $24.00 per share (the "Option").

         The purpose of the Option is to increase the likelihood that the merger will be completed by making it more difficult and more expensive for a third party to gain control of FNB Rochester. Accordingly, the Option is exercisable only on the occurrence of certain events that generally involve the acquisition or attempted acquisition by a third party of FNB Rochester, a significant portion of the then-outstanding FNB Rochester common stock or all or a significant portion of FNB Rochester's assets. If FNB Rochester terminates the merger agreements under the provision permitting termination upon the execution by FNB Rochester of a definitive agreement relating to a takeover proposal (as defined in the merger agreements), then immediately upon M&T's receipt of a wire transfer of $13 million, the Stock Option Agreement will terminate and will become void and have no further force or effect and M&T will surrender the Stock Option Agreement to FNB Rochester.

         Although the shares issuable upon exercise of the Option represent approximately 16.6% of the FNB Rochester common stock that would be outstanding after such exercise, M&T may not acquire more than 5% of the stock of FNB Rochester, pursuant to the exercise of the Option or otherwise, without prior approval of the Federal Reserve. M&T has received such approval. Unless and until the Option is exercised, M&T disclaims beneficial ownership of the FNB Rochester common stock subject to the Option.

                         COMPARISON OF CERTAIN RIGHTS OF
           HOLDERS OF M&T COMMON STOCK AND FNB ROCHESTER COMMON STOCK

         Both M&T and FNB Rochester are New York corporations subject to the provisions of the NYBCL. Upon consummation of the merger, shareholders of FNB Rochester who receive M&T common stock in exchange for some or all of their shares of FNB Rochester common stock in the merger, and whose rights as such currently are governed by FNB Rochester's Certificate of Incorporation and By-Laws and the NYBCL, will become shareholders of M&T, and their rights as such will be governed by the M&T Certificate of Incorporation and Bylaws and by the NYBCL.

         The following is a summary of the material differences between the rights of shareholders of M&T and FNB Rochester. This summary does not purport to be a complete discussion of all of the differences between the rights of shareholders of M&T and FNB Rochester, and the identification of certain differences is not meant to indicate that other differences do not exist. The following summary is qualified in its entirety by reference to the NYBCL, and the certificate of incorporation and bylaws of each corporation.

AUTHORIZED COMMON STOCK

         Under its Certificate of Incorporation, M&T is authorized to issue 15,000,000 shares of M&T common stock, par value $5.00 per share, 7,697,770 shares of which were issued and outstanding and 403,769 shares of which were held in treasury as of December 31, 1998. FNB Rochester is authorized by its Certificate of Incorporation to issue 5,000,000 shares of FNB Rochester common stock, par value $1.00 per share, 3,625,806 shares of which were issued and outstanding as of December 9, 1998. Both M&T's and FNB Rochester's Boards of Directors may, subject to applicable law and rules of their respective exchanges, approve the issuance of additional shares of authorized common stock at such times, for such purposes, and for such consideration as they may deem advisable without further shareholder approval.

ISSUANCE OF AUTHORIZED PREFERRED STOCK

         Under its Certificate of Incorporation, M&T is authorized to issue, without shareholder approval, up to 1,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding. FNB Rochester is authorized under its Certificate of Incorporation to issue, without shareholder approval, up to 2,000,000 shares of serial preferred stock, par value $1.00 per share, none of which is issued and outstanding. Both M&T's and FNB Rochester's Board of Directors may, subject to applicable law and rules of their respective exchanges, approve the issuance of shares of authorized preferred stock at such times, for such purposes, and for such consideration as they may deem advisable without further shareholder approval. The ability of M&T and FNB Rochester to issue shares of preferred stock up to the prescribed amounts in their respective certificates of incorporation could have a possible anti-takeover effect.

AMENDMENT OF BYLAWS

         In general, under NYBCL, a corporation's bylaws may be amended or repealed by a majority of the votes cast by the shares at the time entitled to vote in the election of directors, or, if provided in the certificate of incorporation or a shareholder adopted bylaw, by the board of directors. Any bylaw adopted by the board may be amended or repealed by the shareholders. M&T's Bylaws generally may be adopted, amended, or repealed by a majority vote of the M&T Board, or at any meeting of the shareholders by the vote of the holders of a majority of the shares of M&T entitled to vote in the election of directors, provided that the meeting notice referred to the proposed action. M&T's Bylaws further provide that if the amendment of the Bylaws pertains to the election of directors or the procedures for calling and conducting the meeting of shareholders, shareholders must be given adequate notice thereof in a manner reasonably calculated to provide the shareholders with sufficient time to respond thereto prior to the meeting. FNB Rochester's By-Laws grant the FNB Rochester Board the power to amend, repeal, or adopt By-Laws at any regular or special meeting of the Board; provided, however, that any By-Law adopted by the FNB Rochester Board may be amended or repealed by shareholder vote.

ANNUAL AND SPECIAL MEETINGS OF SHAREHOLDERS

         Pursuant to M&T's Bylaws, the annual shareholders meeting is to be held on the third Tuesday of April at such time as is fixed in the meeting notice, or on any other date within 60 days thereafter as determined by the M&T Board. M&T's Bylaws provide that the chief executive officer or the M&T Board may call special meetings, and that such a special meeting must be called if requested in writing by the holders of at least 25% of the outstanding shares. Written notice of every special and annual meeting of shareholders must be given either personally or by mail to each shareholder at least 10 and not more than 60 days prior to the meeting, stating the place, date, and hour of the meeting, the purpose for which the meeting is called, and, other than the annual meeting, by whom it is being called.

         FNB Rochester's By-Laws provide that the annual meeting of shareholders will be held at 10:00 A.M. on the third Thursday of March, or on such other day and at such time as may be fixed by the FNB Rochester Board at least 30 days prior to such day. FNB Rochester's By-Laws further provide that the president or the FNB Rochester Board may call special meetings, and that the president or secretary must call such meeting if requested in writing by a majority of the directors. Written notice of the date, place, and hour of every annual and special meeting must be given either in person or by mail to each shareholder at least 10 and not more than 50 days prior to such meetings, and notice of special meetings must also state the purpose for which the meeting is called and by whom it is being called.

BOARD OF DIRECTORS

         The Bylaws of M&T require that the M&T Board consist of a minimum of three directors, the exact number to be fixed by the shareholders or the vote of a majority of the Board. The M&T Board is currently comprised of 23 directors. The By-Laws of FNB Rochester provide that the number of directors shall be fixed by resolution of the FNB Rochester Board or, in the absence of such a resolution, the number of directors last fixed by the FNB Rochester Board. The FNB Rochester Board is currently comprised of 8 directors.

VACANCIES ON THE BOARD OF DIRECTORS

         The NYBCL provides that newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board for any reason, except the removal of directors without cause, may be filled by the vote of the board, and if the number of directors remaining in office is less than a quorum, by the vote of a majority of the directors then in office. The certificate of incorporation or the bylaws may provide that such newly created directorships or vacancies must be filled by the vote of shareholders and the certificate of incorporation may impose greater requirements relating to the quorum and vote of directors needed to fill such newly created directorships or vacancies. Unless the certificate of incorporation or the specific provisions of the bylaws adopted by the shareholders provide otherwise, vacancies occurring on the board by reason of the removal of directors without cause may not be filled by the board of directors and may only be filled by the shareholders.

         M&T's Bylaws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring for any reason other than removal may be filled by the majority vote of the then remaining directors, although less than a quorum exists. Any vacancy attributable to removal by the shareholders may be filled by the vote of the shareholders at the meeting at which the removal action is taken or at any special meeting notice of which referred to the proposed election. Any newly created directorship or vacancy not filled prior to the annual shareholders meeting is to be filled at the next annual shareholders meeting. Any director elected to fill a vacancy will hold office for the unexpired term of his or her predecessor.

         FNB Rochester's By-Laws provide that any vacancies on the FNB Rochester Board or newly created directorships shall be filled by the majority vote of the then remaining directors, although less than a quorum exists. Such directors shall hold office until the next annual shareholders meeting and until their successors have been elected and qualified, unless sooner replaced. The FNB Rochester By-Laws further provide that if any such vacancy remains for more than 30 days, the president or secretary may call a special shareholders meeting to fill such vacancy.

REMOVAL OF DIRECTORS

         The NYBCL provides that any or all of the directors may be removed for cause by a vote of the shareholders, and, if the certificate of incorporation or the specific provision of a bylaw adopted by the shareholders provides, directors may be removed for cause by action of the board of directors or without cause by the vote of the shareholders. Pursuant to M&T's Bylaws, any director may be removed for cause by the vote of the shareholders at any shareholders meeting, notice of which referred to the proposed removal, or by three-fourths vote of the M&T Board at any M&T Board meeting where the notice of the meeting referred to the proposed action. M&T's Bylaws further provide that any director may be removed without cause by majority vote of the eligible shareholders at any shareholders meeting notice of which referred to the proposed removal. FNB Rochester's Bylaws provide that directors may be removed by the shareholders at any time, with or without cause, or by the FNB Rochester Board by majority vote for cause only.

DIRECTOR NOMINATIONS AND PROPOSALS FOR BUSINESS

         Neither the NYBCL or the FNB Rochester certificates of incorporation or bylaws contain any provision establishing procedures that must be followed in order for a shareholder to nominate directors or propose items of business at any annual or special shareholders meeting. The M&T Bylaws provide that the deadline for proposals to be included in M&T's proxy statement for its annual meetings or for proposals to be presented at a shareholder's meeting is 120 days prior to the day of the month on which M&T first mailed its proxy materials for the prior year's annual meeting. For other shareholder meetings or annual meetings held on a date that is more than 30 days from the date of the proceeding year's annual meeting, the deadline for submission of shareholder proposals is the close of business on the tenth day following the date public disclosure of the date of such meeting is first made. The FNB Rochester By-Laws have no comparable provision.

SHAREHOLDER ELECTION OF DIRECTORS AND OTHER CORPORATE ACTION

         Generally, M&T's and FNB Rochester's bylaws provide that directors elected at any annual or special shareholders meeting are to be elected by plurality vote, whereas all other corporate actions taken by shareholder vote are to be by majority vote, except as otherwise provided by law, in the certificate of incorporation, or in the bylaws. M&T's Bylaws further provide that, unless the person presiding at such meeting or any shareholder so demands, voting shall not be by ballot.

INDEMNIFICATION

         Under the NYBCL, a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding except for shareholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify any person who was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made for (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person had been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         Indemnification under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or bylaws, or, when authorized by such certificate of incorporation or bylaws, (i) a resolution of shareholders or directors, or (ii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled. The M&T Bylaws provide that M&T will indemnify to the maximum extent permissible under New York law its directors and officers, and any person whose testator or intestate was such a director or officer; provided, however, that M&T will provide indemnification in connection with an action or proceeding (or part thereof) initiated by such director or officer only if such action or proceeding (or part thereof) was authorized by the M&T Board. The FNB Rochester By-Laws provide that FNB Rochester will indemnify any director, officer, or employee to the fullest extent permitted by New York law and that such indemnification is not exclusive or limiting of any other rights to which such persons may be entitled.

         Under the NYBCL, any person to whom such provisions in the NYBCL regarding indemnification apply who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding is entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, indemnification under the NYBCL, the certificate of incorporation, the bylaws, any resolution of shareholders or directors, or any agreement pursuant to the above paragraphs, may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct (i) by the board acting by a quorum of disinterested directors or (ii) if such quorum is not available, or even if available, if so directed by a quorum of disinterested directors by either (A) the board upon the written opinion of counsel or (B) by the shareholders.

BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

         FNB Rochester is subject to provisions of the NYBCL governing "business combinations" with "interested shareholders," which provide that a New York corporation may not engage in a business combination with an interested shareholder for a period of five years after such interested shareholder became an interested shareholder unless the business combination or the purchase of stock by the interested shareholder causing him to become such was approved in advance by the board of directors. Other business combinations with an interested shareholder are prohibited at any time unless certain requirements are met. As permitted under Section 912 of the NYBCL, M&T has expressly elected in its Bylaws not to be governed by the provisions of the NYBCL governing "business combinations" with "interested shareholders."

                                     EXPERTS

         The consolidated financial statements of M&T included in M&T's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, as outlined in their report thereon and incorporated in this document by reference. Such consolidated financial statements are incorporated in this document by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of FNB Rochester and subsidiaries included in the Annual Report on Form 10-K of FNB Rochester for the year ended December 31, 1998, have been audited by KPMG LLP, independent auditors, as outlined in their report thereon incorporated by reference therein and incorporated in this document by reference. Such consolidated financial statements are incorporated in this document by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         Documents incorporated in this document by reference in the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been audited to the extent and for the periods outlined in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated in this document by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                  LEGAL OPINION

         A legal opinion which states that the issuance of the shares of M&T common stock offered hereby, when issued in accordance with the terms of the merger agreements, will be validly issued, fully paid and nonassessable, has been rendered by Richard A. Lammert, Esq., Senior Vice President and General Counsel of M&T. As of March 15, 1999, Mr. Lammert was the beneficial owner of 6,154 shares of M&T common stock and held options granted under the M&T Bank Corporation 1983 Stock Option Plan covering 11,000 shares of M&T common stock, 7,800 of which are currently exercisable.

                       SUBMISSION OF SHAREHOLDER PROPOSALS

         The deadline outlined in Rule 14a-8 under the Securities Exchange Act of 1934 for the submission of proposals by M&T and FNB Rochester shareholders for inclusion in the proxy statements and form of proxies to be used by M&T and FNB Rochester in connection with their respective 1999 annual meetings of shareholders has passed.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement") dated as of December 9, 1998, by and among FNB ROCHESTER CORP. ("FNB"), a New York corporation having its principal executive office at 35 State Street, Rochester, New York, 14614, M&T BANK CORPORATION ("M&T"), a New York corporation having its principal executive office at One M&T Plaza, Buffalo, New York, 14240, and OLYMPIA FINANCIAL CORP. ("Merger Sub"), a Delaware corporation having its registered office at 1209 Orange Street, Wilmington, Delaware.

                                   WITNESSETH

         WHEREAS, the parties hereto desire that FNB shall be acquired by M&T through the merger ("Merger") of FNB with and into Merger Sub, with Merger Sub as the surviving corporation ("Surviving Corporation") pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A ("Plan of Merger"); and

         WHEREAS, following the consummation of the Merger, First National Bank of Rochester ("FNB Bank"), a national banking association subsidiary of FNB, shall merge with and into Manufacturers and Traders Trust Company ("M&T Bank"), a New York-chartered commercial bank subsidiary of M&T ("Bank Merger"), pursuant to an Agreement and Plan of Merger ("Bank Merger Agreement") in a form to be specified by M&T; and

         WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                    ARTICLE 1.
                                   DEFINITIONS

         1.1 "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

         1.2 "Banking Board" shall mean the New York State Banking Board.

         1.3 "Bank Merger" is defined in the recitals hereto.

         1.4 "Bank Merger Agreement" is defined in the recitals hereto.

         1.5 "Claim" is defined in Section 4.11(d) hereof.

         1.6 "Closing Date" shall mean the date specified pursuant to Section
4.9 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

         1.7 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.8 "Commission" or "SEC" shall mean the Securities and Exchange Commission.

         1.9 "Confidentiality Agreements" is defined in Section 4.5 hereof.

         1.10 "Effective Date" shall mean the date specified pursuant to Section
4.9 hereof as the effective date of the Merger.

         1.11 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.12 "ERISA Affiliate" is defined in Section 3.10 hereof.

         1.13 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1.14 "FDIA" shall mean the Federal Deposit Insurance Act.

         1.15 "FDIC" shall mean the Federal Deposit Insurance Corporation.

         1.16 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

         1.17 "FNB" is defined in the preamble of this Agreement.

         1.18 "FNB Bank" is defined in the recitals hereto.

         1.19 "FNB Common Stock" is defined in Section 2.1 hereof.

         1.20 "FNB Employees" is defined in Section 4.11(a) hereof.

         1.21 "FNB Financial Statements" shall mean (i) the consolidated balance sheets of FNB as of September 30, 1998 and as of December 31, 1997 and 1996 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the nine months ended September 30, 1998 and each of the three years ended December 31, 1997, 1996 and 1995, respectively, as filed by FNB in SEC Documents and (ii) the consolidated balance sheets of FNB and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by FNB in SEC Documents with respect to periods ended subsequent to September 30, 1998.

         1.22 "FNB Plan" is defined in Section 2.13(a) hereof.

         1.23 "FNB Preferred Stock" is defined in Section 2.1 hereof.

         1.24 "Indemnified Parties" is defined in Section 4.11(d) hereof.

         1.25 "Insurance Amount" is defined in Section 4.11(f) hereof.

         1.26 "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

         1.27 "M&T" is defined in the preamble of this Agreement.

         1.28 "M&T Bank" is defined in the recitals hereto.

         1.29 "M&T Common Stock" is defined in Section 3.1 hereof.

         1.30 "M&T Financial Statements" shall mean (i) the consolidated balance sheets of M&T as of September 30, 1998 and as of December 31, 1997 and 1996 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the nine months ended September 30, 1998 and each of the three years ended December 31, 1997, 1996 and 1995, respectively, as filed by M&T in SEC Documents and (ii) the consolidated balance sheets of M&T and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by M&T in SEC Documents as of dates or with respect to periods ended subsequent to September 30, 1998.

         1.31 "M&T Plan" is defined in Section 3.10 hereof.

         1.32 "M&T Preferred Stock" is defined in Section 3.1 hereof.

         1.33 "Material Adverse Effect" shall mean, with respect to FNB or M&T, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and any Subsidiary of the party taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks, thrifts or their holding companies generally and (iii) any action or omission of FNB or M&T or any Subsidiary of either of them taken with the prior written consent of M&T or FNB, as applicable, in contemplation of the Merger.

         1.34 "Merger" is defined in the recitals hereto.

         1.35 "Merger Sub" is defined in the preamble of this Agreement.

         1.36 "NYSE" shall mean the New York Stock Exchange.

         1.37 "OCC" shall mean the Office of the Comptroller of Currency.

         1.38 "Option Agreement" shall mean the Stock Option Agreement dated of even date herewith between FNB and M&T pursuant to which FNB will grant M&T the right to purchase certain shares of FNB Common Stock.

         1.39 "Plan of Merger" is defined in the recitals hereto.

         1.40 "Previously Disclosed" shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC subsequent to January 1, 1998 and prior to the date hereof or (ii) a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof. Any information disclosed by one party to the other for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

         1.41 "Proxy Statement" shall mean the proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of FNB to solicit their votes in connection with this Agreement and the Plan of Merger.

         1.42 "Registration Statement" shall mean the registration statement with respect to the M&T Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

         1.43 "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

         1.44 "Reorganization Agreement" is defined in the recitals hereto.

         1.45 "Sandler O'Neill" is defined in Section 2.18 hereof.

         1.46 "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

         1.47 "Securities Act" shall mean the Securities Act of 1933, as amended.

         1.48 "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1990, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

         1.49 "Subsidiary" or "Subidiaries" shall mean with respect to any party, any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes; provided, however, with respect to M&T "Subsidiary" or "Subsidiaries" shall not include First Empire Capital Trust I, First Empire Capital Trust II or OnBank Capital Trust I.

         1.50 "Surviving Corporation" is defined in the recitals hereto.

         1.51 "Takeover Proposal" is defined in Section 4.7(b)(13) hereof.

                                   ARTICLE 2.
                      REPRESENTATIONS AND WARRANTIES OF FNB

         FNB hereby represents and warrants to M&T and Merger Sub as follows:

         2.1. CAPITAL STRUCTURE OF FNB

         The authorized capital stock of FNB consists of (i) 2,000,000 shares of preferred stock, par value $1.00 per share ("FNB Preferred Stock"), none of which is issued and outstanding, and (ii) 5,000,000 shares of common stock, par value $1.00 per share ("FNB Common Stock"), of which, as of the date hereof, 3,625,806 shares are issued and outstanding and no shares are held in treasury. As of the date hereof, no shares of FNB Preferred Stock or FNB Common Stock are reserved for issuance, except that (i) 42,577 shares of FNB Common Stock are reserved for issuance pursuant to FNB's employee stock purchase plan, (ii) 509,287 shares of FNB Common Stock are reserved for issuance upon the exercise of stock options heretofore granted pursuant to FNB's stock option plans, (iii) 23,355 shares of FNB Common Stock are reserved for issuance pursuant to FNB's 401(k) stock purchase plan, and (iv) 721,535 shares of FNB Common Stock are reserved for issuance pursuant to the Option Agreement. Schedule 2.1 hereto sets forth all currently outstanding options for the purchase of FNB Common Stock, the number of shares of FNB Common Stock subject to such options, whether such options are vested or unvested, the vesting schedule for unvested options and the vesting or other treatment of all unvested options in the event of a change of control of FNB. All outstanding shares of FNB Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. FNB does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of FNB except (i) for the Option Agreement,
(ii) as Previously Disclosed, and (iii) as set forth above. None of the shares of FNB's capital stock has been issued in violation of the preemptive rights of any person.

         2.2. ORGANIZATION, STANDING AND AUTHORITY OF FNB

         FNB is a duly organized corporation, validly existing and in good standing under the laws of New York with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FNB. FNB is registered as a bank holding company under the Bank Holding Company Act.

         2.3. OWNERSHIP OF FNB SUBSIDIARIES; CAPITAL STRUCTURE OF FNB
SUBSIDIARIES

         As of the date hereof, FNB does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except the FNB Subsidiaries as Previously Disclosed. Except as Previously Disclosed, the outstanding shares of capital stock or other equity interests of each FNB Subsidiary have been duly authorized and validly issued and are fully paid and (except as provided by applicable law) nonassessable and all such shares or equity interests are directly or indirectly owned by FNB free and clear of all liens, claims and encumbrances. No FNB Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock or other equity interests of any FNB Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of

FNB to vote or to dispose of said shares. None of the shares of capital stock or other equity interests of any FNB Subsidiary has been issued in violation of the preemptive rights of any person.

         2.4. ORGANIZATION, STANDING AND AUTHORITY OF FNB SUBSIDIARIES

         Each FNB Subsidiary is a duly organized corporation, banking association or other organization, validly existing and in good standing under applicable laws. Each FNB Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where failure to be so licensed or qualified would not have a Material Adverse Effect on FNB. Each FNB Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on FNB. FNB Bank is a member in good standing of the Federal Home Loan Bank of New York and owns the requisite amount of shares therein and is a qualified seller and servicer for the Federal Home Loan Mortgage Corporation. FNB Capital Corp. is a real estate investment trust within the meaning of Part II of Chapter 1M of Subtitle A of the Code.

         2.5. AUTHORIZED AND EFFECTIVE AGREEMENT

            (a) FNB has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FNB, except that the affirmative vote of the holders of two-thirds of the shares of FNB stock cast by the holders of such shares entitled to vote thereon is the only shareholder vote required to approve the Plan of Merger pursuant to the New York Business Corporation Law and FNB's Certificate of Incorporation, as amended, and FNB's Bylaws. The Board of Directors of FNB has directed that this Agreement and the Plan of Merger be submitted to FNB's stockholders for approval at a special meeting to be held as soon as practicable.

            (b) Assuming the accuracy of the representation contained in Section 3.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of FNB, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (c) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement, the Plan of Merger or the Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by FNB with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of FNB or any FNB Subsidiary, (ii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of FNB or any FNB Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to FNB or any FNB Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on FNB.

            (d) Other than as contemplated by Section 4.3 hereof and except as Previously Disclosed, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by FNB or any FNB Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. Neither FNB nor any FNB

Subsidiary is aware of any reason why the conditions set forth in Section 5.1(b) of this Agreement will not be satisfied without undue delay and without the imposition of any condition or requirement of the type referred to in the provisions thereof.

         2.6. SEC DOCUMENTS; REGULATORY FILINGS

         FNB has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. FNB and each FNB Subsidiary has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on FNB, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

         2.7. FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

         The FNB Financial Statements filed by FNB in SEC Documents prior to the date of this Agreement fairly present, and the FNB Financial Statements filed by FNB after the date of this Agreement will fairly present the consolidated financial position of FNB and its consolidated Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of FNB and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein and except in the case of unaudited statements, as permitted by Form 10-Q. The books and records of FNB and each FNB Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of FNB and each FNB Subsidiary contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

         2.8. MATERIAL ADVERSE CHANGE

         FNB has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 1997 which individually or in the aggregate with any other such changes would constitute a Material Adverse Effect with respect to FNB.

         2.9. ABSENCE OF UNDISCLOSED LIABILITIES

         Neither FNB nor any FNB Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to FNB on a consolidated basis, or that, when combined with all similar liabilities, would be material to FNB on a consolidated basis, except as Previously Disclosed, as disclosed in the FNB Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to September 30, 1998.

         2.10. PROPERTIES

         FNB and the FNB Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of FNB and its Subsidiaries taken as a whole, and which are reflected on the FNB Financial Statements as of September 30, 1998 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which FNB or any FNB Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of FNB and its Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on FNB.

         2.11. LOANS

            (a) Each loan reflected as an asset in the FNB Financial Statements
(i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on FNB.

            (b) The allowance for loan losses reflected on the FNB Financial Statements, as of their respective dates, is in all material respects consistent with the requirements of generally accepted accounting principles to provide for reasonably anticipated losses with respect to FNB's loan portfolio based upon information reasonably available at the time.

         2.12. TAX MATTERS

            (a) FNB and each FNB Subsidiary have timely filed federal income tax returns for each year through December 31, 1997 and have timely filed, or caused to be filed, all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back up withholding returns required under Section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to FNB or any FNB Subsidiary, except where the failure to file timely such federal income and other tax returns would not, in the aggregate, have a Material Adverse Effect on FNB. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on FNB and, as of the Closing Date, all taxes due in respect of any subsequent periods (or portions thereof) ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on FNB. Except as Previously Disclosed, no material (i) audit examination, (ii) deficiency, or (iii) refund litigation with respect to such returns or periods has been proposed, asserted or assessed or is pending. Neither FNB nor any FNB Subsidiary will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established except where such liability would not have a Material Adverse Effect on FNB.

            (b) All federal, state and local (and, if applicable, foreign) tax returns filed by FNB and each FNB Subsidiary are complete and accurate in all material respects. Neither FNB nor any FNB Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against FNB or any FNB Subsidiary which have not been settled and paid. Except as Previously Disclosed, there are currently no agreements in effect with respect to FNB or any FNB Subsidiary to extend the period of limitations for the assessment or collection of any tax.

            (c) Except as Previously Disclosed, neither the transactions contemplated hereby nor the termination of the employment of any employees of FNB or any FNB Subsidiary prior to or following consummation of the transactions contemplated hereby could result in FNB or any FNB Subsidiary making or being required to make any "excess parachute payment" as that term is defined in
Section 280G of the Code.

            (d) Except as Previously Disclosed, neither FNB nor any FNB Subsidiary is a party to any agreement providing for the allocation or sharing of, or indemnification for, taxes.

            (e) Except as Previously Disclosed, neither FNB nor any FNB Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

            (f) Except as Previously Disclosed, neither FNB nor any FNB Subsidiary has entered into any agreement with any taxing authority that will bind M&T or an affiliate thereof after the Closing Date.

            (g) For purposes of this Section 2.12, references to FNB and any FNB Subsidiary shall include predecessors thereof.

         2.13. EMPLOYEE BENEFIT PLANS

            (a) Schedule 2.13(a) hereto sets forth a true and complete list of each FNB Plan. For purposes of this Section 2.13, the term "FNB Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by FNB or by any trade or business, whether or not incorporated, that together with FNB would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") for the benefit of any employee or director or former employee or former director of FNB or any ERISA Affiliate of FNB.

            (b) With respect to each of the FNB Plans, FNB has made available to M&T true and complete copies of each of the following documents: (a) the FNB Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such FNB Plan; and (d) the most recent determination letter received from the IRS with respect to each FNB Plan that is intended to be qualified under the Code.

            (c) No liability under Title IV of ERISA has been incurred by FNB or any ERISA Affiliate of FNB since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to FNB or any ERISA Affiliate of FNB of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

            (d) Neither FNB nor any ERISA Affiliate of FNB, nor any of the FNB Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which FNB or any ERISA Affiliate of FNB could, either directly or indirectly, incur a material liability or cost.

            (e) Full payment has been made, or will be made in accordance with
Section 404(a)(6) of the Code, of all amounts that FNB or any ERISA Affiliate of FNB is required to pay under Section 412 of the Code or under the terms of the FNB Plans.

            (f) Except as Previously Disclosed, as of the Closing Date, the then fair market value of the assets held under each FNB Plan that is subject to Title IV of ERISA will be sufficient so as to permit a "standard termination" of each such FNB Plan under Section 4042(b) of ERISA without the need to make any additional contributions to such FNB Plans. No reportable event under Section 4043 of ERISA has occurred or will occur with respect to any FNB Plan on or before the Closing Date other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.

            (g) Except as Previously Disclosed, none of the FNB Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

            (h) A favorable determination letter has been issued by the Internal Revenue Service with respect to the each of the FNB Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and each such FNB Plan satisfies the requirements of
Section 401(a) of the

Code in all material respects. Each of the FNB Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the FNB Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

            (i) There are no actions, suits or claims pending, or, to the knowledge of FNB, threatened or anticipated (other than routine claims for benefits) against any FNB Plan, the assets of any FNB Plan or against FNB or any ERISA Affiliate of FNB with respect to any FNB Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any FNB Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits, examinations or investigations by any governmental body, commission or agency involving any FNB Plan.

            (j) Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of FNB or any ERISA Affiliate of FNB to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director, or (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director.

         2.14. CERTAIN CONTRACTS

            (a) Except as Previously Disclosed, neither FNB nor any FNB Subsidiary is a party to, or is bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of any FNB Subsidiary) or any agreement restricting the nature or geographic scope of its business activities in any material respect,
(ii) any agreement, indenture or other instrument relating to the borrowing of money by FNB or any FNB Subsidiary or the guarantee by FNB or any FNB Subsidiary of any such obligation, other than instruments relating to transactions entered into in the customary course, (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

            (b) Except as Previously Disclosed, neither FNB nor any FNB Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on FNB.

         2.15. LEGAL PROCEEDINGS

         Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of FNB or any FNB Subsidiary, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against FNB or any FNB Subsidiary or against any asset, interest or right of FNB or any FNB Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on FNB. To the knowledge of FNB or any FNB Subsidiary, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on FNB. There are no actions, suits or proceedings instituted, pending or, to the knowledge of FNB or any FNB Subsidiary, threatened (or unasserted but considered probable of assertion and which if asserted would be reasonably expected to have an unfavorable outcome) against any present or former director or officer of FNB or any FNB Subsidiary, that might give rise to a claim for indemnification and that (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on FNB.

         2.16. COMPLIANCE WITH LAWS

         Except as Previously Disclosed, FNB and each FNB Subsidiary is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither FNB nor any FNB Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation,
(ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on FNB. Neither FNB nor any FNB Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which could be reasonably anticipated to have a Material Adverse Effect on FNB, and none of them has received any communication requesting that they enter into any of the foregoing.

         2.17. LABOR MATTERS

         With respect to their employees, neither FNB nor any FNB Subsidiary is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since January 1, 1998 and prior to the date hereof, FNB and the FNB Subsidiaries have not experienced any attempt by organized labor or its representatives to make FNB or any FNB Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of FNB or any FNB Subsidiary. There is no unfair labor practice charge or other complaint by any employee or former employee of FNB or any FNB Subsidiary against any of them pending before any governmental agency arising out of FNB's or such FNB Subsidiary's activities, which charge or complaint (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome would, individually or in the aggregate, have a Material Adverse Effect on FNB; there is no labor strike or labor disturbance pending or threatened against any of them; and neither FNB nor any FNB Subsidiary has experienced a work stoppage or other labor difficulty since January 1, 1998.

         2.18. BROKERS AND FINDERS

         Neither FNB nor any FNB Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for FNB's retention of Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") to perform certain financial advisory services as Previously Disclosed. Prior to the execution and delivery of this Agreement, Sandler O'Neill has delivered to the Board of Directors of FNB an opinion that the Merger is fair from a financial point of view to the shareholders of FNB.

         2.19. INSURANCE

         FNB and the FNB Subsidiaries each currently maintains insurance in amounts considered by FNB and any FNB Subsidiary as applicable, to be reasonably necessary for their operations. Neither FNB nor any FNB Subsidiary has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither FNB nor any FNB Subsidiary has been refused any insurance coverage sought or applied for, and FNB has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of FNB or any FNB Subsidiary. Schedule 2.19 hereto sets forth all currently outstanding claims against FNB or any FNB Subsidiary under any insurance policy. The deposits of FNB Bank are insured by the FDIC in accordance with the FDIA, and FNB Bank has paid all assessments and filed all reports required by the FDIA.

         2.20. ENVIRONMENTAL LIABILITY

         Neither FNB nor any FNB Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of FNB and the FNB Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on FNB or any FNB Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on FNB; except as Previously Disclosed, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither FNB nor any FNB Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

         2.21. ADMINISTRATION OF TRUST ACCOUNTS

         Each FNB Subsidiary has properly administered all common trust funds and collective investment funds and all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on FNB. Neither FNB, any FNB Subsidiary, nor any director, officer or employee of FNB or any FNB Subsidiary acting on behalf of FNB or an FNB Subsidiary, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on FNB.

         2.22. INTELLECTUAL PROPERTY

         Except as Previously Disclosed, FNB or an FNB Subsidiary owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of FNB and the FNB Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on FNB. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on FNB. Except as Previously Disclosed, upon consummation of the transactions contemplated by this Agreement M&T and the M&T Subsidiaries will be entitled to continue to use all such Intellectual Property without the payment of any fees, licenses or other payments (other than ongoing payments required under license agreements for software used by FNB or the FNB Subsidiaries in Previously Disclosed amounts consistent with past practice).

         2.23. RISK MANAGEMENT INSTRUMENTS

         All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which FNB or a FNB Subsidiary is a party, whether entered into for FNB's own account, or for the account of one or more of the FNB Subsidiaries or their customers (all of which have been Previously Disclosed), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of FNB or one of the FNB Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general equity principles), and neither FNB nor any FNB Subsidiary nor to FNB's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. FNB has Previously Disclosed all of such agreements and arrangements that are in effect as of the date of this Agreement.

         2.24. REPURCHASE AGREEMENTS

         With respect to all agreements pursuant to which FNB or any FNB Subsidiary has purchased securities subject to an agreement to resell, if any, FNB or such FNB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreements, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

         2.25. CERTAIN INFORMATION

         When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the FNB shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by FNB relating to FNB and the FNB Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. All information concerning FNB and its directors, officers, shareholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.3 of this Agreement shall be true, correct and complete in all material respects.

         2.26. YEAR 2000

         The computer software operated by FNB and any FNB Subsidiary which is material to the conduct of the business of FNB and any FNB Subsidiary is capable of providing or is being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, and such software and FNB and any FNB Subsidiary are otherwise in compliance with all relevant Regulatory Authority guidance and requirements relating to the Year 2000 computer issues including the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk." The costs of the adaptations referred to in this clause will not have a Material Adverse Effect on FNB.

         2.27. TAX TREATMENT

         As of the date of this Agreement, FNB knows of no reason relating to it or any of the FNB Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as tax free reorganization under Section 368(a) of the Code.

                                   ARTICLE 3.
                        REPRESENTATIONS AND WARRANTIES OF
                               M&T AND MERGER SUB

         M&T and Merger Sub hereby jointly and severally represent and warrant to FNB as follows:

         3.1. CAPITAL STRUCTURE OF M&T

         The authorized capital stock of M&T consists at November 30, 1998 of
(i) 1,000,000 shares of preferred stock, par value $1.00 per share ("M&T Preferred Stock"), none of which were issued and outstanding and (ii) 15,000,000 shares of common stock, par value $5.00 per share ("M&T Common Stock"), of which, as of the date hereof, 7,747,788 shares were issued and outstanding and 353,751 shares were held in treasury. All outstanding shares of M&T capital stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of M&T's capital stock has been issued in violation of the preemptive rights of any person. The shares of M&T Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

         3.2. ORGANIZATION, STANDING AND AUTHORITY OF M&T

         M&T is a duly organized corporation, validly existing and in good standing under the laws of New York, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on M&T. M&T is registered as a bank holding company under the Bank Holding Company Act.

         3.3. OWNERSHIP OF M&T SUBSIDIARIES; CAPITAL STRUCTURE OF M&T
SUBSIDIARIES

         M&T has no Subsidiary other than those disclosed in its Annual Report on Form 10-K for the year ended December 31, 1997, Merger Sub or any Subsidiary that is not a significant subsidiary under the SEC's Regulation S-X. Except as Previously Disclosed, the outstanding shares of capital stock of the M&T Subsidiaries have been duly authorized and validly issued and are fully paid and (except as provided in 12 U.S.C. ss. 55 or Section 114 of the New York Banking
Law) nonassessable and all such shares are directly or indirectly owned by M&T free and clear of all liens, claims and encumbrances. No M&T Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of any M&T Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of M&T to vote or to dispose of said shares. None of the shares of capital stock of any M&T Subsidiary has been issued in violation of the preemptive rights of any person.

         3.4. ORGANIZATION, STANDING AND AUTHORITY OF M&T SUBSIDIARIES

         Each M&T Subsidiary is a duly organized corporation or banking corporation, validly existing and in good standing under applicable laws. Each M&T Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on M&T. Each M&T Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on M&T.

         3.5. AUTHORIZED AND EFFECTIVE AGREEMENT

            (a) Each of M&T and Merger Sub has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Plan of Merger. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of M&T and Merger Sub.

            (b) Assuming the accuracy of the representation contained in Section 2.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of each of M&T and Merger Sub, in each case enforceable against it in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (c) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by M&T or Merger Sub with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of M&T or any M&T Subsidiary, (ii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of M&T or any M&T Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section
4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to M&T or any M&T Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on M&T.

            (d) Except for approvals specified in Section 4.3 hereof, except as Previously Disclosed and except as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by M&T or Merger Sub on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. Neither M&T nor any of the M&T Subsidiaries is aware of any reason why the conditions set forth in Section 5.1(b) of this Agreement will not be satisfied without undue delay and without the imposition of any condition or requirement of the type referred to in the provisions thereof.

         3.6. SEC DOCUMENTS; REGULATORY FILINGS

         M&T has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. M&T and each of the M&T Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on M&T, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

         3.7. FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

         The M&T Financial Statements filed by M&T in SEC documents prior to the date of this Agreement fairly present, and the M&T Financial Statements files by M&T in SEC Documents after the date of the Agreement will fairly present the consolidated financial position of M&T and its consolidated Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of M&T and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein and except in the case of unaudited statements, as permitted by Form 10-Q. . The books and records of M&T and each M&T Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of M&T and the M&T Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

         3.8. MATERIAL ADVERSE CHANGE

         M&T has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 1997 which individually or in the aggregate with any other such changes would constitute a Material Adverse Effect with respect to M&T.

         3.9. ABSENCE OF UNDISCLOSED LIABILITIES

         Neither M&T nor any M&T Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to M&T on a consolidated basis, or that, when combined with all similar liabilities, would be material to M&T on a consolidated basis, except as Previously Disclosed, as disclosed in the

M&T Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to September 30, 1998.

         3.10. EMPLOYEE BENEFIT PLANS

         Each of the M&T Plans complies in all material respects with the requirements of applicable law, including ERISA and the Code. For purposes of this Agreement, the term "M&T Plan" means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement or arrangement sponsored, maintained or contributed to by M&T or any trade or business, whether or not incorporated, that together with M&T or any of the M&T Subsidiaries would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") or under which M&T or any ERISA Affiliate has any liability or obligation. No liability under Title IV of ERISA has been incurred by M&T or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to M&T or any ERISA Affiliate of incurring any such liability. Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code of all amounts that M&T or any ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the M&T Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Code) exists with respect to any M&T Plan. There has been no material adverse change in the funded status of any M&T Plan that is subject to Title IV of ERISA since the date of the information relating to such funded status contained in the most recent M&T Form 10-K filed with the SEC.

         3.11. LEGAL PROCEEDINGS

         Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of M&T and Merger Sub, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against M&T, Merger Sub or any M&T Subsidiary or against any asset, interest or right of M&T or any M&T Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on M&T. There are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on M&T.

         3.12. COMPLIANCE WITH LAWS

         Except as Previously Disclosed, each of M&T and the M&T Subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and none of them has received notification from any agency or department of federal, state or local government
(i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on M&T. None of M&T or any M&T Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which could be reasonably anticipated to have a Material Adverse Effect on M&T, and none of them has received any communication requesting that they enter into any of the foregoing.

         3.13. TAX MATTERS

            (a) M&T and each M&T Subsidiary have timely filed federal income tax returns for each year through December 31, 1997 and have timely filed, or caused to be filed, all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back up withholding returns required under Section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to M&T or any M&T Subsidiary, except where the failure to file timely such federal income and other tax returns would not, in the aggregate, have a Material Adverse Effect on M&T. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on M&T and, as of the Closing Date, all taxes due in respect of any subsequent periods (or portions thereof) ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on M&T. Except as Previously Disclosed, no material (i) audit examination, (ii) deficiency, or (iii) refund litigation with respect to such returns or periods has been proposed or asserted or is pending. Neither M&T nor any M&T Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

            (b) All federal, state and local (and, if applicable, foreign) tax returns filed by M&T and each M&T Subsidiary are complete and accurate in all material respects. Neither M&T nor any M&T Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against M&T or any M&T Subsidiary which have not been settled, paid or accrued.

            (c) Neither M&T nor any M&T Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code other than any adjustment for which it already has made an accrual.

            (d) For purposes of this Section 3.13, references to M&T and any M&T Subsidiary shall include predecessors thereof.

         3.14. BROKERS AND FINDERS

         Neither M&T nor any M&T Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for legal and accounting fees.

         3.15. INSURANCE

         M&T and the M&T Subsidiaries each currently maintains insurance in amounts considered by M&T and any M&T Subsidiary as applicable, to be reasonably necessary for their operations. Neither M&T nor any M&T Subsidiary has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither M&T nor any M&T Subsidiary has been refused any insurance coverage sought or applied for, and M&T has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of M&T or any M&T Subsidiary.

         3.16. ENVIRONMENTAL LIABILITY

         Neither M&T nor any M&T Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of M&T and the M&T Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on M&T or any M&T Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on M&T; except as Previously Disclosed, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither M&T nor any M&T Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

         3.17. CERTAIN INFORMATION

         When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the FNB shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by M&T relating to M&T and the M&T Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. All information concerning M&T and its directors, officers, shareholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.3 of this Agreement shall be true, correct and complete in all material respects.

         3.18. YEAR 2000

         The computer software operated by M&T or any M&T Subsidiary which is material to the conduct of M&T's or any M&T Subsidiary's business is capable of providing or is being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, and such software and M&T or any M&T Subsidiary is otherwise in compliance with all relevant Regulatory Authority guidance and requirements relating to the Year 2000 computer issues including the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk." The costs of the adaptations referred to in this clause will not have a Material Adverse Effect on M&T.

         3.19. TAX TREATMENT

         As of the date of this Agreement, M&T knows of no reason relating to it or any of the M&T Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a tax-free reorganization under Section 368(a) of the Code.

         3.20. MERGER CONSIDERATION

         M&T has unissued shares of Common Stock and shares of Common Stock held in its treasury that are not reserved for any other purpose sufficient to provide the Stock Consideration and has available to it sources of funds sufficient to provide the Cash Consideration.

                                    ARTICLE 4.
                                    COVENANTS

         4.1. SHAREHOLDERS' MEETING

         FNB shall submit this Reorganization Agreement and the Plan of Merger to its shareholders for approval at a special meeting to be held as soon as practicable. Subject to the fiduciary duties of the board of directors of FNB as determined after consultation with counsel, the board of directors of FNB shall recommend that the shareholders vote in favor of such approval.

         4.2. PROXY STATEMENT; REGISTRATION STATEMENT

         As promptly as practicable after the date hereof, M&T and FNB shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of FNB in connection with this Agreement and the transactions contemplated hereby and to be filed by M&T as part of the Registration Statement. M&T will advise FNB, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the M&T Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. M&T shall take all actions necessary to register or qualify the shares of M&T Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. M&T shall apply for approval to list the shares of M&T Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance, prior to the Effective Date.

         4.3. APPLICATIONS

         As promptly as practicable after the date hereof, and after a reasonable opportunity for review by counsel to FNB, M&T shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated herein, in the Plan of Merger and in the Bank Merger Agreement (i) to the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act and the Bank Merger Act, (ii) to the OCC pursuant to 12 C.F.R. ss. 5.33(g)(3), and (iii) to the New York Banking Board pursuant to
Section 142 of the New York Banking Law, and the regulations promulgated thereunder, and each of the parties hereto shall, and they shall cause their respective subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger and the Bank Merger.

         4.4. BEST EFFORTS

            (a) Subject to the terms and conditions of this Agreement, M&T, Merger Sub, and FNB shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and
4.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither FNB nor any FNB Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of M&T, which consent shall not be unreasonably withheld and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code; provided that nothing herein contained shall preclude M&T from exercising its rights under the Option Agreement. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

            (b) FNB shall give prompt notice to M&T, and M&T shall give prompt notice to FNB, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of FNB or M&T, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

            (c) From the date of this Agreement through the Effective Date, FNB shall, and shall cause the FNB Subsidiaries to, provide such assistance to M&T as shall be reasonably necessary to assist M&T in converting and transferring as soon as practicable after the Effective Date all information concerning the loans, deposits and other assets and liabilities of FNB and the FNB Subsidiaries into M&T's own data processing system. After execution of this Agreement, FNB shall provide M&T with computer file instructions with respect to the information in its data processing system regarding the assets and liabilities of FNB and the FNB Subsidiaries, together with operational procedures designed to implement the transfer of such information to M&T. After execution of this Agreement, FNB and M&T shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters and to consult as to whether and when FNB will proceed with its pending data processing conversion.

            (d) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for securities disclosure purposes.

         4.5. INVESTIGATION AND CONFIDENTIALITY

         FNB and M&T each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger. M&T and FNB each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. M&T and FNB agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to this Section 4.5 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreements, dated November 23, 1998 and December 5, 1998 between FNB and M&T (the "Confidentiality Agreements").

         4.6. PRESS RELEASES

         FNB and M&T shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or NYSE or NASDAQ rules.

         4.7. ACTIONS PENDING THE MERGER

            (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger, the Option Agreement, or consented to or approved by M&T, FNB shall, and shall cause each of the FNB Subsidiaries to, use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and other persons.

            (b) FNB shall not, and shall not permit any of the FNB Subsidiaries to, except with the prior written consent of M&T and except as Previously Disclosed or expressly contemplated or permitted by this Agreement, the Plan of Merger, or the Option Agreement:

                  (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                  (2) in the case of FNB only, declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than its regular quarterly cash dividends on FNB Common Stock in amounts not in excess of $.08 per share;

                  (3) issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to the Option Agreement or Rights outstanding at the date hereof;

                  (4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

                  (5) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock except for Trust Account Shares and DPC Shares, and except for shares to be used to fulfill FNB's obligations under the FNB Employee Stock Purchase Plan and the FNB 401(k) Stock Purchase Plan; provided however, that in order to fulfill such obligations, FNB shall acquire the necessary shares of FNB Common Stock solely through open market purchases or the use of treasury shares previously acquired by FNB in open market purchases;

                  (6) amend its articles or certificate of incorporation or association or bylaws; impose, or suffer the imposition, on any share of stock of any FNB Subsidiary held by FNB of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist except, in each case, for liens, charges and encumbrances which have been Previously Disclosed;

                  (7) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization or create any Subsidiary;

                  (8) except in the ordinary course of business, waive or release any material right or cancel or compromise any material debt or claim;

                  (9) liquidate or sell or dispose of any material assets or acquire any material assets; except as Previously Disclosed, make any capital expenditure in excess of $25,000 in any instance or $100,000 in the aggregate; or, except as Previously Disclosed, establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

                  (10) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in a manner consistent with past practice;

                  (11) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;

                  (12) change its methods of accounting in effect at December 31, 1997, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1997, except as required by law;

                  (13) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of its Board of Directors, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; PROVIDED, HOWEVER, that FNB may communicate information about any such takeover proposal to its stockholders if, in the judgment of FNB's Board of Directors, after consultation with outside counsel, such communication is necessary in order to comply with its fiduciary duties to FNB's shareholders required under applicable law. FNB will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. FNB will notify M&T immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, FNB, and FNB will promptly inform M&T in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving FNB or any FNB Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, FNB or any FNB

Subsidiary other than the transactions contemplated or permitted by this Agreement, the Plan of Merger and the Option Agreement; or

                  (14) agree to do any of the foregoing.

         4.8. CERTAIN POLICIES

         Prior to the Effective Date, FNB shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and M&T, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of M&T; provided, however, that FNB shall not be obligated to take any such action pursuant to this Section
4.8 unless and until (i) M&T irrevocably acknowledges to FNB in writing any that all conditions to its obligation to consummate the Merger have been satisfied and (ii) M&T irrevocably waives in writing any and all rights that it may have to terminate this Agreement and Plan of Merger.

         4.9. CLOSING; ARTICLES OF MERGER

         The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at the offices of the law firm of Arnold & Porter, 399 Park Avenue, New York, New York on the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 5 hereof (other than such conditions relating to the actions to be taken at the Closing) or such later date during such month in which such business day shall occur (or, if such business day shall occur within 10 business days prior to the end of such month, during the next following month) as may be specified by M&T. In connection with such Closing, Merger Sub and FNB shall execute a certificate of merger and shall cause such certificate to be delivered to (i) the Delaware Secretary of State in accordance with
Section 251(c) of the Delaware General Corporation Law, and (ii) the New York Secretary of State in accordance with Section 904(a) of the New York Business Corporation Law. The Merger shall be effective at the time and on the date specified in such certificate of merger.

         4.10. AFFILIATES

         FNB and M&T shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of FNB within the meaning of Rule 145 promulgated by the Commission under the Securities Act. FNB shall use its best efforts to cause each person so identified to deliver to M&T, no later than 30 days prior to the Effective Date, a written Affiliate Agreement in a form to be agreed upon by M&T and FNB.

         4.11. FNB EMPLOYEES; DIRECTORS AND MANAGEMENT; INDEMNIFICATION

            (a) On and after the Effective Date (or as soon thereafter as may be practicable), all persons who are employed by FNB and/or any of the FNB Subsidiaries on such date ("FNB Employees") shall be employed upon terms and conditions (including benefits) which in the aggregate are no less favorable with respect to their employment by M&T and its Subsidiaries after the Effective Date than those generally afforded to other employees of M&T Subsidiaries holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees and provided that for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes) and, if applicable, for purposes of satisfying any waiting periods concerning "preexisting conditions" and the satisfaction of any "copayment" or deductible requirements, service with FNB or a FNB Subsidiary or any predecessor thereto prior to the Effective Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of M&T, and provided further that this Section 4.11(a) shall not be construed (i) to limit the ability of M&T and its affiliates to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate or (ii) to require M&T or its affiliates to provide employees or former employees of FNB or any of its Subsidiaries with post-retirement medical benefits more favorable than those provided to new hires at M&T. M&T agrees to honor, or to cause the appropriate M&T Subsidiary to honor, in accordance with their terms all employment, severance and employee benefit plans, contracts, agreements, arrangements, and understandings Previously Disclosed, PROVIDED, HOWEVER, that the foregoing shall not prevent M&T from amending or terminating any such plan, contract, agreement, arrangement or understanding in accordance with its terms. The continued coverage of the FNB Employees under the employee benefit plans maintained by FNB and/or any FNB Subsidiary immediately prior to the Effective Date (the "FNB Plans") during a transition period shall be deemed to provide the FNB Employees with benefits that are no less favorable than those offered to other employees of M&T and any M&T Subsidiary, provided that after the Effective Date there is no material reduction (determined on an overall basis) in the benefits provided under the FNB Plans. No provision of this Section 4.11(a) shall create any third party beneficiary rights in any employee or former employee of FNB (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) or any other matter.

            (b) M&T agrees to honor the employee agreements, plans and arrangements Previously Disclosed in connection with Section 4.11(b). With respect to these employment arrangements Previously Disclosed in connection with
Section 4.11(b), the provisions of this Section 4.11(b) are intended to be for the benefit of and shall be enforceable by, those individuals who are parties to such agreements and their respective heirs and representatives.

            (c) M&T's Board of Directors shall take all requisite action to elect as directors of M&T as of the Effective Date Messrs. R. Carlos Carballada and Michael J. Falcone and M&T shall cause M&T Bank's Board of Directors to take all requisite action to elect Messrs. Carballada and Falcone as directors of M&T Bank as of the Effective Date.

            (d) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of FNB (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of FNB, or any FNB Subsidiary or any of their respective predecessors or (ii) this Agreement, the Plan of Merger, the Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. After the Effective Date, M&T shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with M&T; provided, however, that (1) M&T shall have the right to assume the defense thereof and upon such assumption M&T shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if M&T elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between M&T and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after notification, and M&T shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) M&T shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) M&T shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) M&T shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 4.11(d), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify M&T thereof, provided that the failure of any Indemnified Party to so notify M&T shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices M&T. M&T's obligations under this Section 4.11(d) continue in full force and effect for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

            (e) M&T agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of FNB and any FNB Subsidiary (the "Covered Parties") as provided in their respective Certificates of Incorporation, Bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Date; PROVIDED, HOWEVER, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; PROVIDED, further, however, that nothing contained in this Section 4.11(e) shall be deemed to preclude the liquidation, consolidation or merger of FNB or any FNB Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger.

            (f) M&T, from and after the Effective Date will use its best efforts directly or indirectly to cause the persons who served as directors or officers of FNB on or before the Effective Date to be covered by FNB's existing directors' and officers' liability insurance policy (provided that M&T may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 4.11(f) to insurance coverage more favorable than that provided to him or her in such capacities at the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date. Such insurance coverage, if reasonably available at a reasonable cost relative to the coverage obtained, shall commence on the Effective Date and will be provided for a period of no less than six years after the Effective Date; provided, however, that in no event shall M&T be required to expend more than 150% of the current amount expended by FNB (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that the Insurance Amount shall be deemed reasonable for purposes of this Section 4.11(f). FNB agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at M&T's request.

            (g) In the event M&T or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of M&T assume the obligations set forth in this section.

            (h) The provisions of Section 4.11(d), (e) and (f) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

         4.12. FNB SUBSIDIARIES

         FNB undertakes and agrees that, if so requested by M&T, it shall take all necessary action to facilitate the merger of FNB Subsidiaries with Subsidiaries of M&T or the dissolution of such FNB Subsidiaries effective at or after the Effective Date; PROVIDED HOWEVER, that in no event shall the Closing be delayed in order to facilitate any such merger or dissolution and PROVIDED FURTHER, HOWEVER, that FNB shall not be required to take any action that could adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         4.13. DIVIDENDS

         After the date of this Agreement, each of M&T and FNB shall coordinate with the other the declaration of any dividends in respect of M&T Common Stock and FNB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of M&T Common Stock or FNB Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of M&T Common Stock and/or FNB Common Stock and any shares of M&T Common Stock any such holder receives in exchange therefor in the Merger.

         4.14. ADVISORY BOARDS

         Unless prohibited by applicable law, promptly following the Effective Date, M&T shall cause those persons who are members of the Board of Directors of FNB on the Effective Date (other than any such persons who shall be appointed to the Board of Directors of M&T pursuant to Section 4.11(c) hereof) to be appointed or elected for a period of not less than twenty-four months after the Effective Date as members of the M&T Bank's Advisory Board, the function of which is to advise M&T Bank on deposit and lending activities in FNB Bank's former market area. Each such advisory director shall be paid the annual retainer and meeting attendance fees Previously Disclosed in connection with
Section 4.14 hereof; provided, however, that notwithstanding anything else in this Section 4.14, no attendance fees shall be paid for meetings not actually attended and M&T Bank shall have no obligation to continue the services of any advisory director who acts in a manner detrimental to M&T Bank.

                                   ARTICLE 5.
                              CONDITIONS PRECEDENT

         5.1. CONDITIONS PRECEDENT - M&T, MERGER SUB AND FNB

         The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

            (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken;

            (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of M&T or FNB so materially and adversely affects the anticipated economic and business benefits to M&T or FNB, respectively, of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable;

            (c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending, or to the knowledge of M&T, threatened by the Commission to suspend the effectiveness of such Registration Statement, and M&T shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

            (d) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which FNB or any FNB Subsidiary is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on FNB;

            (e) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger; and

            (f) The shares of M&T Common Stock that may be issued in the Merger which shall have been approved for listing on the NYSE, subject to official notice of issuance; and

            (g) M&T and FNB shall have received an opinion of Arnold & Porter, in form and substance reasonably satisfactory to M&T and FNB, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Effective Date, the Merger should be treated for federal income tax purposes as a reorganization or part of a reorganization within the meaning of Section 368(a) of the Code, and that, provided the Merger is such a reorganization:

                  (i) FNB and M&T will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

                  (ii) No gain or loss will be recognized by M&T, Merger Sub or FNB as a result of the Merger (except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code, or other exceptions as set forth in such opinion);

                  (iii) No gain or loss will be recognized by FNB shareholders with respect to shares of M&T Common Stock received in exchange for all of their shares of FNB Common Stock;

                  (iv) The gain, if any, realized by FNB shareholders who receive M&T Common Stock and cash (other than cash in lieu of a fractional share interest of M&T Common Stock) in exchange for their shares of FNB Common Stock, will be recognized by each such shareholder, but in an amount not in excess of the amount of cash received. If the exchange has the effect of the distribution of a dividend, then the amount of the gain recognized shall be treated as a dividend. No loss will be recognized by such FNB shareholder on the exchange;

                  (v) In general, cash received by a FNB shareholder who receives solely cash in exchange for his or her shares of FNB Common Stock will be treated as having been received by such shareholder as a distribution in redemption of his or her shares of FNB Common Stock. If, however, any such FNB shareholder constructively owns shares of FNB Common Stock that are exchanged for M&T Common Stock in the Merger or owns shares of M&T Common Stock actually or constructively after the Merger, part or all of the cash received may be treated as ordinary income to the extent of the shareholder's ratable share of FNB's accumulated earnings and profits if the receipt of the cash has the effect of a distribution of a dividend with respect to such shareholder;

                  (vi) Each FNB shareholder's aggregate tax basis in any shares of M&T Common Stock received in the transaction will be the same as the aggregate tax basis of the shares of FNB Common Stock such shareholder surrendered in the exchange therefor, decreased by the amount of any cash received by the shareholder and increased by the amount which was treated as a dividend and any gain recognized (not including any portion which was treated as a dividend) by the shareholder in the exchange; and

                  (vii) Each FNB shareholder's holding period in any shares of M&T Common Stock received in the transaction will, in each instance, include the period during which the shares of FNB Common Stock surrendered in exchange therefor were held, provided that such shares of FNB Common Stock were held as capital assets by the shareholder on the Effective Date.

         In rendering the opinion described in this subsection (g), Arnold & Porter will rely on representations and facts as provided by M&T and FNB, including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722.

         5.2. CONDITIONS PRECEDENT - FNB

         The obligations of FNB to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by FNB pursuant to Section 6.4 hereof:

            (a) The representations and warranties of M&T and Merger Sub set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by FNB; PROVIDED, HOWEVER, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on M&T;

            (b) M&T and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date;

            (c) Each of M&T and Merger Sub shall have delivered to FNB a certificate, dated the Closing Date and signed by its respective Chairman, CEO, Executive Vice President or Senior Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied; and

            (d) FNB shall have received from PriceWaterhouseCoopers, L.L.P. letters dated not more than five days prior to (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding M&T, each in form and substance which is customary in transactions of the nature contemplated by this Agreement.

         5.3. CONDITIONS PRECEDENT - M&T AND MERGER SUB

         The respective obligations of M&T and Merger Sub to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by M&T pursuant to Section 6.4 hereof:

            (a) The representations and warranties of FNB set forth in Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by M&T; PROVIDED, HOWEVER, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on FNB;

            (b) FNB shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date;

            (c) FNB shall have delivered to M&T and Merger Sub a certificate, dated the Closing Date and signed by its Chairman, President and Chief Executive Officer or any Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

            (d) M&T shall have received from KPMG Peat Marwick, L.L.P. letters dated not more than five days prior to (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding FNB, each in form and substance which is customary in transactions of the nature contemplated by this Agreement; and

            (e) Dissenters' rights shall not have been exercised with respect to more than 10% of the outstanding shares of FNB Common Stock.

                                   ARTICLE 6.
                        TERMINATION, WAIVER AND AMENDMENT

         6.1. TERMINATION

         This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of FNB:

            (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

            (b) At any time on or prior to the Closing Date, by M&T in writing, if FNB has, or by FNB in writing, if M&T or Merger Sub has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein, and in either case if (x) such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under
Article V hereof;

            (c) At any time, by any party hereto in writing, if the applications for prior approval referred to in Section 4.3 hereof have been denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

            (d) At any time, by any party hereto in writing, if the shareholders of FNB do not approve the transactions contemplated herein at the special meetings duly called for that purpose;

            (e) By any party hereto in writing, if the Closing Date has not occurred by the close of business on September 30, 1999 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein; or

            (f) By FNB, upon the execution by FNB of a definitive agreement relating to a takeover proposal (as defined in Section 4.7(b)(13)), provided that (i) FNB shall have complied with its obligations under Section 4.7(b)(13) hereof, (ii) the Board of Directors of FNB shall have determined, after having received the advice of outside legal counsel to FNB and the advice of FNB's financial advisor, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and
(iii) concurrent with its notification of termination, FNB will wire to an account designated by M&T $13 million in immediately available funds.

         6.2. EFFECT OF TERMINATION

         In the event this Reorganization Agreement and the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 4.5 and 7.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) or (b)(ii) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

         6.3. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive M&T, Merger Sub or FNB (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either M&T or FNB, the aforesaid representations, warranties and covenants being material inducements to the consummation by M&T, Merger Sub and FNB of the transactions contemplated herein.

         6.4. WAIVER

         Except with respect to any required shareholder or regulatory approval, M&T and FNB, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of M&T and
FNB) extend the time for the performance of any of the obligations or other acts of FNB, on the one hand, or M&T or Merger Sub, on the other hand, and may waive
(i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of M&T or FNB shall change the number of shares of M&T Common Stock into which each share of FNB Common Stock shall be converted pursuant to the Merger.

         6.5. AMENDMENT OR SUPPLEMENT

         This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time only by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereto.

                                    ARTICLE 7.
                                  MISCELLANEOUS

         7.1. EXPENSES

         Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that M&T and FNB each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement.

         7.2. ENTIRE AGREEMENT

         This Reorganization Agreement, the Plan of Merger and the Option Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreements. Notwithstanding any provision of any of the aforementioned agreements, the parties agree that M&T may purchase FNB Common Stock in open market or negotiated transactions prior to the Effective Date, not to exceed 5% of the outstanding FNB Common Stock and subject to any applicable legal restrictions. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, or in the Plan of Merger, nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities. This Reorganization Agreement and the Plan of Merger, taken together, shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

         7.3. NO ASSIGNMENT

         No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

         7.4. NOTICES

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

         If to FNB:

                    FNB Rochester Corp.
                    35 State Street
                    Rochester, New York  14614
                    Attn: R. Carlos Carballada, President and Chief Executive
                          Officer
                    Facsimile No: (716) 258-1672

         With a required copy to:

                    FNB Rochester Corp.
                    35 State Street
                    Rochester, New York  14614
                    Attn: Timothy Johnson, Esquire
                          Vice President and Counsel
                    Facsimile No: (716) 258-1672

                    and to:

                    Muldoon, Murphy & Farcette
                    5101 Wisconsin Avenue, N.W.
                    Washington, D.C.  20016
                    Attn: Lawrence M. F. Spaccasi, Esquire
                    Facsimile No: (202) 966-9409

         If to M&T or Merger Sub:

                     M&T Bank Corporation
                     One M&T Plaza
                     Buffalo, NY  14240
                     Attn: Michael Pinto,
                           Executive Vice President and Chief Financial Officer
                     Facsimile No: (716) 842-5177

With a required copy to:

                     M&T Bank Corporation
                     One M&T Plaza
                     Buffalo, NY  14240
                     Attn: Richard A. Lammert, Esquire
                           Senior Vice President and General Counsel
                     Facsimile No: (716) 842-5177

                     and to:

                     Arnold & Porter
                     555 Twelfth Street, N.W.
                     Washington, D.C.  20004
                     Attn: Steven Kaplan, Esquire
                     Facsimile No: (202) 942-5999

         7.5. CAPTIONS

         The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

         7.6. COUNTERPARTS

         This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         7.7. GOVERNING LAW

         This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

               [Remainder of this page left intentionally blank.]

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


Attest                                    M&T BANK CORPORATION


/s/  MARIE KING                      By   /s/  GARY S. PAUL
-------------------------------           -------------------------------------
Marie King                                Gary S. Paul
Corporate Secretary                       Senior Vice President

(SEAL)


Attest                                    OLYMPIA FINANCIAL CORP.


/s/  MARIE KING                      By   /s/  GARY S. PAUL
-------------------------------           -------------------------------------
Marie King                                Gary S. Paul
Corporate Secretary                       Treasurer and Assistant Secretary

(SEAL)


Attest                                    FNB ROCHESTER CORP.


/s/ MARIANN JOYAL                    By   /s/  R. CARLOS CARBALLADA
-------------------------------           -------------------------------------
Mariann Joyal                             R. Carlos Carballada
Secretary                                 President and Chief Executive Officer

(SEAL)

                                                                         ANNEX A

                         AGREEMENT AND PLAN OF MERGER OF
            FNB ROCHESTER CORP. WITH AND INTO OLYMPIA FINANCIAL CORP.

         AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of December 9, 1998 by and between FNB ROCHESTER CORP. ("FNB"), a New York corporation having its principal executive office at 35 State Street, Rochester, New York, 14614, and OLYMPIA FINANCIAL CORP. ("Merger Sub"), a Delaware corporation having its principal executive office at 1209 Orange Street, Wilmington Delaware, and joined in by M&T BANK CORPORATION ("M&T"), a New York corporation having its principal executive office at One M&T Plaza, Buffalo New York, 14240.

                                   WITNESSETH

         WHEREAS, the respective Boards of Directors of FNB, Merger Sub and M&T deem the merger of FNB with and into Merger Sub, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of FNB, Merger Sub and M&T have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith ("Reorganization Agreement"); and

         WHEREAS, the parties hereto desire that FNB shall be acquired by M&T through the merger of FNB with and into Merger Sub, with Merger Sub as the surviving corporation, subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement; and

         WHEREAS, the parties hereto intend that the Merger shall qualify as or be part of a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code").

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                                     MERGER

         Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), FNB shall be merged with and into Merger Sub, pursuant to the provisions of, and with the effect provided in the New York Business Corporation Law and the Delaware General Corporation Law (said transaction being hereinafter referred to as the "Merger"). At the Effective Time, the separate existence of FNB shall cease and Merger Sub, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (Merger Sub as existing at and after the Effective Time being hereinafter sometimes referred to as the "Surviving Corporation").

                                   ARTICLE II
                    CERTIFICATE OF INCORPORATION AND BY-LAWS

         The Certificate of Incorporation and the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case until amended in accordance with applicable law.

                                  ARTICLE III
                               BOARD OF DIRECTORS

         The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE IV
                                     CAPITAL

         At the Effective Time, all of the shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by virtue of the Merger and shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

                                   ARTICLE V
                         CONVERSION AND EXCHANGE OF FNB
                       SHARES; FRACTIONAL SHARE INTERESTS

         1. At the Effective Time, each share of the common stock of FNB, par value $1.00 per share ("FNB Common Stock"), issued and outstanding immediately prior to the Effective Time (except as provided in Section 2 of this Article V, and subject to Sections 5 and 7 of this Article V), shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Article V, either (i) the right to receive $33.00 in cash without interest (the "Cash Consideration") or (ii)
0.06766 of a share (the "Exchange Ratio") of common stock, par value $5.00 per share, of M&T ("M&T Common Stock") (the "Stock Consideration"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

         2. (a) At the Effective Time, all shares of FNB Common Stock held in the treasury of FNB or owned beneficially by any Subsidiary of FNB other than in a fiduciary capacity ("Trust Account Shares") or in connection with a debt previously contracted ("DPC Shares") and all shares of FNB Common Stock owned by M&T or owned beneficially by any subsidiary of M&T other than Trust Account Shares and DPC Shares shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

            (b) Notwithstanding any other provision contained in this Plan of Merger, no shares of FNB Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his appraisal rights (any such shares being referred to herein as "Dissenting Shares") under applicable law shall be converted into the right to receive the Merger Consideration as provided in Section 1 of this Article V unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under applicable law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of applicable law. If any such holder shall have so failed to perfect or effectively withdrawn or lost such right prior to the Election Deadline (as defined herein), each of such holder's shares of FNB Common Stock shall thereupon be deemed to be Non-Election Shares (as defined herein) for all purposes under this Article V. If any holder of Dissenting Shares shall have so failed to perfect or effectively withdrawn or lost such holder's right to dissent from the Merger after the Election Deadline, each of such holder's shares of FNB Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Stock Consideration or the Cash Consideration or a combination thereof as determined by M&T in its sole discretion.

         3. (a) An election form (an "Election Form") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing FNB Common Stock ("Certificates") shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by M&T and reasonably satisfactory to FNB (the "Exchange Agent") in such form as FNB and M&T shall mutually agree shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of FNB Common Stock (other than holders of Dissenting Shares or shares of FNB Common Stock to be cancelled as provided in
Section 2(a) of this Article V) as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The "Mailing Date" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of FNB Common Stock.

            (b) Each Election Form shall entitle the holder of shares of FNB Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "Mixed Election"), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"), PROVIDED, HOWEVER, that a holder may make a Mixed Election only if such election would result in a Cash Election with respect to at least 100 shares of FNB Common Stock and a Stock Election with respect to at least 100 shares of FNB Common Stock. Holders of record of shares of FNB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of FNB Common Stock held by that Representative for a particular beneficial owner. Shares of FNB Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." Shares of FNB Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." Shares of FNB Common Stock as to which no election has been made are referred to as "Non-Election Shares." The aggregate number of shares of FNB Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number."

            (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. New York City time on the 20th calendar day following the Mailing Date (or such other time and date as FNB and M&T may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by M&T pursuant to Section 8 of this Article V, indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of FNB Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any FNB stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any FNB stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by M&T and FNB that this Plan of Merger has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline, or
(ii) revokes its Election Form prior to the Election Deadline, the shares of FNB Common Stock held by such stockholder shall be designated "Non-Election Shares." M&T shall cause the Certificates representing FNB Common Stock described in (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Plan of Merger and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

            (d) Notwithstanding any other provision contained in this Plan of Merger, 50% of the total number of shares of FNB Common Stock outstanding on the date hereof, less 50% of the aggregate number of shares of FNB Common Stock acquired by M&T or FNB prior to the Effective Time (the "Stock Conversion Number") shall be converted into the Stock Consideration and the remaining outstanding shares of FNB Common Stock shall be converted into the Cash Consideration (in each case, excluding (x) shares of FNB Common Stock to be cancelled as provided in Section 2(a) of this Article V and (y) Dissenting Shares (the shares remaining outstanding after such exclusion constituting, for purposes of this Agreement, the "Outstanding FNB Shares")); PROVIDED, HOWEVER, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of

Section 368(a) of the Code and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by Arnold & Porter, M&T shall increase the number of outstanding FNB shares that will be converted into the Stock Consideration and reduce the number of outstanding FNB shares that will be converted into the right to receive the Cash Consideration.

            (e) Within five business days after the later to occur of the Election Deadline or the Effective Time, M&T shall cause the Exchange Agent to effect the allocation among holders of FNB Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

                  (i) If the Stock Election Number exceeds the Stock Conversion
            Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 7 of this Article V, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration;

                  (ii) If the Stock Election Number is less than the Stock
            Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                        (A) if the Shortfall Number is less than or equal to the
                  number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 7 of Article V, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

                        (B) if the Shortfall Number exceeds the number of
                  Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 7 of this Article V, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

         For purposes of this Section 3(e), if M&T is obligated to increase the number of Outstanding FNB Shares to be converted into shares of M&T Common Stock as a result of the application of the last clause of Section 3(d) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this Section 3(e).

            (f) All of the shares of FNB Common Stock converted into and exchangeable for the Merger Consideration pursuant to this Article V shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time. Each Certificate previously representing any such shares of FNB Common Stock shall thereafter represent the right to receive the Merger Consideration pursuant to this Article V, as allocated among the holders of FNB Common Stock in accordance with this
Section 3.

            (g) At the Effective Time, M&T shall deposit, or shall cause to be deposited, with the Exchange Agent, for exchange in accordance with this Section 3, certificates representing the aggregate number of shares of M&T Common Stock into which the outstanding shares of FNB Common Stock shall be converted pursuant to this Article V, and cash in the amount of the aggregate Cash Consideration and the aggregate amount of cash to be paid in lieu of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent shall mail to all holders of record of FNB Common Stock who did not previously submit completed Election Forms letters of transmittal specifying the procedures for the delivery of such holders' certificates to the Exchange Agent and describing the Merger Consideration such holders will receive therefor. Also as soon as practicable after the Effective Time (with allowance for the mailing of the letters of transmittal described in the preceding sentence), the Exchange Agent shall distribute to holders of shares of FNB Common Stock, upon surrender to the Exchange Agent (to the extent not previously surrendered with an Election
Form) of one or more Certificates for cancellation, (i) a certificate representing that number of whole shares of M&T Common Stock, if any, that such holder has the right to receive pursuant to this Plan of Merger, and (ii) a check for an amount equal to the cash, if any, which such holder has the right to receive pursuant to this Plan of Merger (including any cash in lieu of any fractional shares of M&T Common Stock to which such holder is entitled pursuant to Section 7 hereof and any dividends or other distributions to which such holder is entitled pursuant to the provisions set forth below). In no event shall the holder of any such surrendered Certificates be entitled to receive interest on any of the Cash Consideration or cash in lieu of fractional share interests to be received in the Merger. If a check is to be issued in the name of a person other than the person in whose name the Certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes required by reason of issuance of such check to a person other than the registered holder of the Certificates surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. No dividends or other distributions declared after the Effective Time with respect to M&T Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article V. After the surrender of a Certificate in accordance with this Article V, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of M&T Common Stock, if any, represented by such Certificate. Certificates surrendered for exchange by any person who is an "affiliate" of FNB for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of M&T Common Stock until M&T has received the written agreement of such person contemplated by Section 4.10 of the Reorganization Agreement. If any certificate for shares of M&T Common Stock is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of M&T or its agent that such taxes have been paid or are not payable.

         4. At the Effective Time, the stock transfer books of FNB shall be closed and no transfer of FNB Common Stock shall thereafter be made or recognized. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article V. Any other provision of this Plan of Merger notwithstanding, neither M&T or its agent nor any party to the Merger shall be liable to a holder of FNB Common Stock for any amount paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

         5. In the event that prior to the Effective Time, the outstanding shares of M&T Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in M&T's capitalization, then an appropriate and proportionate adjustment shall be made to the

Stock Consideration (including the Exchange Ratio) and the formulas contained in
Section 6 of this Article V.

         6. At the Effective Time, each option granted by FNB to purchase shares of FNB Common Stock, which is outstanding and unexercised immediately prior to the Effective Time (whether vested or not), shall be adjusted so as to entitle the grantee thereof to immediately receive, in cancellation of such option, an amount in cash computed by multiplying (i) the difference between (x) $33.00 and
(y) the per share exercise price applicable to such option by (ii) the number of such shares of Company Common Stock subject to such option. FNB agrees to take or cause to be taken all action necessary under such options to provide for such adjustment. M&T shall make the payments required to be made to grantees of options under this Section 6 at the Effective Time, subject to any applicable tax withholding requirements.

         7. Notwithstanding any other provision hereof, each holder of shares of FNB Common Stock who would otherwise have been entitled to receive pursuant to this Article V a fraction of a share of M&T Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fraction of a share of M&T Common Stock multiplied by the market value (as defined below) of M&T Common Stock. The "market value" of M&T Common Stock shall be the closing price of the M&T Common Stock on the New York Stock Exchange -- Composite Transactions List (as reported by THE WALL STREET JOURNAL or, if not reported therein, another comparable authoritative source) for the trading day immediately preceding the date on which the Effective Time occurs. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of such fractional share.

         8. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by M&T, the posting by such person of a bond in such amount as M&T may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of M&T Common Stock constituting the Stock Consideration and cash in lieu of fractional shares and/or the cash constituting the Cash Consideration deliverable in respect thereof pursuant to this Plan of Merger.

                                   ARTICLE VI
                          EFFECTIVE TIME OF THE MERGER

         A certificate of merger evidencing the transactions contemplated herein shall be delivered to the New York Secretary of State and the Delaware Secretary of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such certificate of merger (such date and time being herein referred to as the "Effective Time").

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

         The obligations of M&T, Merger Sub and FNB to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in Article 5 of the Reorganization Agreement.

                                  ARTICLE VIII
                                   TERMINATION

         Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of FNB, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

         1. This Plan of Merger may be amended or supplemented at any time prior to the Effective Time by mutual agreement of Merger Sub, M&T and FNB. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

         2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

         3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

         4. This Plan of Merger shall be governed by and construed in accordance with the laws of New York and Delaware applicable to the internal affairs of FNB and Merger Sub.

         5. This Plan of Merger, taken together with the Reorganization Agreement, shall constitute a plan of reorganization within the meaning of
Section 368 of the Code.

               [Remainder of this page left intentionally blank.]

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Plan of Merger to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest                                    M&T BANK CORPORATION


/s/  MARIE KING                      By   /s/  GARY S. PAUL
-------------------------------           -------------------------------------
Marie King                                Gary S. Paul
Corporate Secretary                       Senior Vice President


Attest                                    OLYMPIA FINANCIAL CORP.


/s/  MARIE KING                      By   /s/  GARY S. PAUL
-------------------------------           -------------------------------------
Marie King                                Gary S. Paul
Corporate Secretary                       Treasurer and Assistant Secretary


Attest                                    FNB ROCHESTER CORP.


/s/ MARIANN JOYAL                    By   /s/  R. CARLOS CARBALLADA
-------------------------------           -------------------------------------
Mariann Joyal                             R. Carlos Carballada
Secretary                                 President and Chief Executive Officer

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                          RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

         STOCK OPTION AGREEMENT, dated December 9, 1998, between FNB Rochester Corp., a New York corporation ("Issuer"), and M&T Bank Corporation, a New York corporation ("Grantee").

                              W I T N E S S E T H:

         WHEREAS, Grantee, Issuer and Olympia Financial Corp., a Delaware corporation and a wholly owned subsidiary of Grantee ("Merger Sub") have entered into an Agreement and Plan of Reorganization of even date herewith (the "Reorganization Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"), and will enter into an Agreement and Plan of Merger to be dated as of the date of this Agreement (the "Plan of Merger," and, together with the Reorganization Agreement, the "Merger Agreements"); and

         WHEREAS, as a condition to Grantee's entering into the Merger Agreements and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreements, the parties hereto agree as follows:

            1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 721,535 fully paid and nonassessable shares of Issuer's Common Stock, par value $1.00 per share ("Common Stock"), at a price of $24.00 per share (the "Option Price"); PROVIDED, HOWEVER, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

                  (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement or as permitted under the terms of the Merger Agreements) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreements.

            2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED, HOWEVER, that the Holder shall have sent the written notice of such exercise (as provided in subsection
(e) of this Section 2) within six months following such Subsequent Triggering Event, PROVIDED FURTHER, HOWEVER, that if the Option cannot be exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the 10th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Plan of Merger) of the Merger; (ii) termination of the Merger Agreements in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to
Section 6.1(b)(i) of the Reorganization Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreements if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 6.1(b)(i) of the Reorganization Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional). The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised (nor may Grantee's rights under Section 10 hereof be exercised) at any time when Grantee shall be in willful breach of any of its covenants or agreements contained in the Merger Agreements under circumstances that would entitle Issuer to terminate the Merger Agreements (without regard to any grace period provided for in Section 6.1(b)(x) of the Reorganization Agreement). In the event that Issuer terminates the Merger Agreements pursuant to Section 6.1(f) of the Reorganization Agreement, then immediately upon Grantee's receipt of the wire transfer contemplated by such Section 6.1(f), this Agreement shall terminate and shall become void and have no further force or effect and Grantee shall surrender this Agreement to Issuer.

                  (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                        (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or Issuer or any of its Subsidiaries, without having received Grantee's prior written consent, shall have authorized, recommended, proposed, or publicly announced its intention to authorize, recommend or propose to engage in an Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; PROVIDED, HOWEVER, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreements;

                        (ii) Any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) or any person other than Grantee or any Subsidiary of Grantee shall have commenced (as such term is defined under the rules and regulations of the SEC), or shall have filed or publicly disseminated a registration statement or similar disclosure statement with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

                        (iii) (A) the holders of Issuer Common Stock shall not have approved the Merger Agreements and the transactions contemplated thereby, at the meeting of such stockholders held for the purpose of voting on such agreement, (B) such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreements, or (C) the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreements, in each case after it shall have been publicly announced that any person other than Grantee or any Subsidiary of Grantee shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (y) commenced a Tender Offer, or filed or publicly disseminated a registration statement or similar disclosure statement with respect to an Exchange Offer, or (z) filed an application (or given a notice), whether in draft or final form, under any federal or state banking laws seeking regulatory approval to engage in an Acquisition Transaction; or

                        (iv) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Reorganization Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreements and (y) shall not have been cured prior to the Notice Date (as defined below).

                  (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                        (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding shares of Common Stock; or

                        (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 25%.

                  (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

                  (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

                  (f) At the closing referred to in subsection (e) of this
Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

                  (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

                  (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

                  "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                  (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this
Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

                  3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. ss. 18a and regulations promulgated thereunder and (y) in the event, under federal or state banking law, prior approval of or notice to the Federal Reserve Board or any other federal or state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such other federal or state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

                  4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

                  5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to
Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

                  6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six months of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

                  7. The periods for exercise of certain rights under Sections 2, 6, 10 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

                  8. Issuer hereby represents and warrants to Grantee as follows:

                  (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

                  (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

                  9. Grantee hereby represents and warrants to Issuer that:

                  (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

                  (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

                  10. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within six months following such Subsequent Triggering Event (or such later period as provided in Section 7); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee to acquire the shares of Common Stock subject to the Option (proof of which approval shall be furnished promptly to Issuer), Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

                  11. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the Nasdaq National Market upon official notice of issuance and applying to the Federal Reserve Board, for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

                  12. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of any Holder, delivered within thirty (30) days following such occurrence (or such later period as provided in Section 7), Issuer shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised, PLUS, to the extent not previously reimbursed, Grantee's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by, and the enforcement of Grantee's rights under, the Merger Agreements, including without limitation legal, accounting and investment banking fees (the "Grantee's Out-of-Pocket Expenses"), and (ii) at the request of any owner of Option Shares from time to time (the "Owner"), delivered within thirty (30) days following such occurrence (or such later period as provided in Section 7), Issuer shall repurchase such number of the Option Shares from such Owner as the Owner shall designate at a price per share ("Option Share Repurchase Price") equal to the greater of (A) the market/offer price and (B) the average option price per share paid by the Owner for the Option Shares so designated, PLUS, to the extent not previously reimbursed, Grantee's Out-of-Pocket Expenses. The term "market/offer price" shall mean the highest of (w) the price per share of the Common Stock at which a tender offer or exchange offer therefor has been made, (x) the price per share of the Common Stock to be paid by any Person, other than Grantee or a subsidiary of Grantee, pursuant to an agreement with Issuer, (y) the highest closing price for shares of Common Stock within the six (6) month period immediately preceding the required repurchase of Options or Option Shares, as the case may be, or (z) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by a majority in the interest of the Holders or the Owners, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to Issuer.

                  (b) Each Holder and Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 12 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that such Holder or Owner elects to require Issuer to repurchase this Option and/or Option Shares in accordance with the provisions of this Section 12. As promptly as practicable, and in any event within ten (10) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to each Holder the Option Repurchase Price and/or to each Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

                  (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify each Holder and/or each Owner and thereafter deliver or cause to be delivered, from time to time, to such Holder and/or Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within ten (10) business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 12 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to any Holder and/or Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in part or in full (and Issuer hereby undertakes to use its best efforts to receive any required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), such Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon Issuer shall promptly (i) deliver to such Holder and/or Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to such Holder, a new Stock Option Agreement evidencing the right of such Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to such Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

                  13. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

                  14. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

                  15. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Reorganization Agreement.

                  16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  17. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  18. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                  19. Except as otherwise expressly provided herein or in the Merger Agreements, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                  20. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


FNB Rochester Corp.


By: /s/ R. CARLOS CARBALLADA
    ----------------------------
     R. Carlos Carballada
     President and CEO

M&T Bank Corporation


By: /s/  GARY S. PAUL
    ----------------------------
     Gary S. Paul
     Senior Vice President

                                                                      APPENDIX C

March 31, 1999

Board of Directors
FNB Rochester Corp.
35 State Street
Rochester, NY  14614

Ladies and Gentlemen:

         FNB Rochester Corp. ("FNB"), M&T Bank Corporation ("M&T") and Olympia Financial Corp., a wholly-owned subsidiary of M&T ("Olympia"), have entered into an Agreement and Plan of Reorganization, dated as of December 9, 1998 (the "Agreement"), pursuant to which FNB will be acquired by M&T through the merger of FNB with and into Olympia (the "Merger"). Upon consummation of the Merger, each share of FNB common stock, par value $1.00 per share, issued and outstanding immediately prior to the Merger (the "FNB Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) 0.06766 of a share of M&T common stock, par value $5.00 per share, or (b) $33.00 in cash without interest, subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that 50% of the total number of FNB Shares shall be converted into M&T common stock and 50% shall be converted into cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of FNB Shares.

         Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated December 9, 1998, by and between FNB and M&T; (iii) certain publicly available financial statements of FNB and other historical financial information provided by FNB that we deemed relevant; (iv) certain publicly available financial statements of M&T and other historical financial information provided by M&T that we deemed relevant; (v) certain internal financial analyses and forecasts of FNB prepared by and reviewed with management of FNB and the views of senior management of FNB, based on certain limited discussions with certain members of senior management, regarding FNB's past and current business, financial condition, results of operations and future prospects; (vi) certain internal financial analyses and forecasts of M&T prepared by and reviewed with management of M&T and the views of senior management of M&T, based on certain limited discussions with certain members of senior management, regarding
M&T's past and current business, financial condition, results of operations and future prospects; (vii) the pro forma impact of the Merger; (viii) the publicly reported historical price and trading activity for FNB's and M&T's common stock, including a comparison of certain financial and stock market information for FNB and M&T with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the commercial banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

         In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FNB or M&T or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of FNB or M&T nor have we reviewed any individual credit files relating to FNB and M&T and, with your permission, we have assumed that the respective allowances for loan losses for both FNB and M&T are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performance of FNB and M&T and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in FNB's or M&T's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that FNB and M&T will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

         Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of M&T common stock will be when issued to FNB's shareholders pursuant to the Agreement or the prices at which FNB's or M&T's common stock will trade at any time.

         We have acted as FNB's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion.

         In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to FNB and M&T. We may also actively trade the debt and equity securities of FNB and M&T for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         Our opinion is directed to the Board of Directors of FNB in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of FNB as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; PROVIDED, HOWEVER, that we hereby consent to the inclusion of this opinion as an appendix to FNB's and M&T's Proxy Statement-Prospectus dated the date hereof and to the references to this opinion therein.

         Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair, from a financial point of view, to the holders of FNB Shares.


                                            Very truly yours,

                                            /s/ Sandler O'Neill & Partners, L.P.
                                            ------------------------------------
                                            SANDLER O'NEILL & PARTNERS, L.P.